Exhibit 10.19

MASTER LEASE

by and among

MRT OF LA MESA CA – SNF, LLC

MRT OF NATIONAL CITY CA – SNF I, LLC

MRT OF NATIONAL CITY CA – SNF II, LLC

MRT OF UPLAND CA – SNF/ALF, LLC

(as “Landlords”)

and

GHC OF LA MESA, LLC

GHC OF NATIONAL CITY II, LLC

GHC OF NATIONAL CITY I, LLC

GHC OF UPLAND SNF, LLC

GHC OF UPLAND RCFE, LLC

(as “Tenants”)

Dated: March 31, 2015

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TABLE OF CONTENTS

(continued)

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MASTER LEASE

THIS MASTER LEASE (this “Lease”) made and entered into this 31st day of March, 2015, by and among MRT of La Mesa CA – SNF, LLC, MRT of National City CA – SNF I, LLC, MRT of National City CA – SNF II , LLC, MRT of Upland CA – SNF/ALF, LLC, each, a Delaware limited liability company (hereinafter, along with any other lessors as may be added to this Lease from time to time, collectively, the “Landlord”), and GHC of La Mesa, LLC, GHC of National City II, LLC, GHC of National City I, LLC, GHC of Upland SNF, LLC, and GHC of Upland RCFE, LLC, each, a California limited liability company (hereinafter, along with any other lessees as may be added to this Lease from time to time, collectively, the “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord has entered into a Purchase and Sale Agreement dated February 19, 2015 (as amended, modified or revised, the “Purchase Agreement”), with certain affiliates of Tenant, to purchase:

(i) that certain tract of land located in the State of California and more particularly described in Exhibit A-1 attached hereto and made a part hereof (the “Heritage Land”) and on which there is located (A) a Residential Care Facility for the Elderly (an “RCFE”) licensed for up to 88 beds, commonly known as Heritage Court Assisted Living, having a street address of 275 Garnet Way B, Upland, CA 91786 (the “Heritage Court Facility”), and (B) a nursing facility containing 70 licensed beds (all of which are both Medicaid and Medicare certified) commonly known as Heritage Park Nursing Center, having a street address of 275 Garnet Way, Upland, CA 91786 (the “Heritage Park Facility”);

(ii) that certain tract of land located in the State of California and more particularly described in Exhibit A-2 attached hereto and made a part hereof (the “Friendship Manor Land”), upon which there is located a nursing facility containing 104 licensed beds (all of which are both Medicaid and Medicare certified) commonly known as Friendship Manor Nursing & Rehabilitation Center, having a street address of 902 Euclid Avenue, National City, CA 91950 (the “Friendship Manor Facility”);

(iii) that certain tract of land located in the State of California and more particularly described in Exhibit A-3 attached hereto and made a part hereof (the “Arbor Hills Land”), upon which there is located a nursing facility containing 100 licensed beds (all of which are both Medicaid and Medicare certified) commonly known as Arbor Hills Nursing & Rehabilitation Center, having a street address of 7800 Parkway Drive, La Mesa, CA 91942 (the “Arbor Hills Facility”); and

(iv) that certain tract of land located in the State of California and more particularly described in Exhibit A-4 attached hereto and made a part hereof (the “Castle Manor Land”), upon which there is located a nursing facility containing 99 licensed beds (all of which are both Medicaid and Medicare certified) commonly known as Castle Manor Nursing & Rehabilitation Center, having a street address of 541 S. V Avenue, National City, CA 91950 (the “Castle Manor Facility”);

WHEREAS, pursuant to the Purchase Agreement, Landlord is purchasing the furnishings, furniture, equipment and fixtures to be used in or about the Demised Premises (as hereinafter defined) including the property described in Exhibit B attached hereto and made a part hereof (hereinafter collectively referred to as the “Personal Property”); and

WHEREAS, contemporaneously with the purchase and sale of the Demised Premises, Landlord desires to lease the Leased Property to Tenant and Tenant desires to lease the Leased Property from Landlord; and

WHEREAS, as an inducement to Landlord to lease the Demised Premises to Tenant pursuant to this Lease, Life Generations Healthcare LLC (“Guarantor”), will execute and deliver to Landlord that certain Guaranty of Master Lease (the “Lease Guaranty”), dated of even date herewith, guarantying the performance of all of the obligations of Tenant under this Lease.

NOW, THEREFORE, it is agreed that the use and occupancy of the Demised Premises and the use of the Personal Property shall be subject to and in accordance with the terms, conditions and provisions of this Lease.

ARTICLE 1 DEFINITIONS

1.1 The terms defined in this Article shall, for all purposes of this Lease and all agreements supplemental hereto, have the meaning herein specified.

(a) “A/R Credit Facility” shall have the meaning ascribed to such term in the Lease Guaranty.

(b) “Base Rent” shall have the meaning ascribed to such term in Section 4.1 of this Lease.

(c) “Closing” shall have the meaning as defined in the Purchase Agreement.

(d) “Consumer Price Index” means the Consumer Price Index for All Urban Consumers, U.S. All Items (1982-1984=100), published by the Bureau of Labor Statistics, U.S. Department of Labor or any successor thereto (“BLS”). If the BLS changes the publication frequency of the Consumer Price Index so that a Consumer Price Index is not available to make a rent adjustment as specified herein, the rent adjustment shall be based on the percentage difference between the Consumer Price Index for the closest preceding month for which a Consumer Price Index is available and the Consumer Price Index for the comparison month as required by this Lease. If the BLS changes the base reference period for the Consumer Price Index from 1982-1984=100, the rent adjustment shall be determined with the use of such conversion formula or table as may be published by the BLS. If the BLS otherwise substantially revises, or ceases publication of, the Consumer Price Index, then a substitute index for determining rent adjustments, issued by the BLS or by a reliable governmental or other nonpartisan publication, shall be reasonably selected by Landlord.

(e) “Default Rate” shall have the meaning ascribed to such term in Section 9.1 of this Lease.

(f) “Demised Premises” shall mean, collectively, the Land, the Facilities, any other improvements now or hereafter located on the Land, and all easements, tenements, hereditaments and appurtenances thereto.

(g) “EBITDARM” means, for any period, (i) the aggregate net income of the Tenant (in the aggregate) for such period (determined in accordance with GAAP applying the same principles that were used by Guarantor in preparing the 2013 LG Audited Statement (as defined in the Purchase Agreement), plus (ii) the aggregate of the following, without duplication, (A) interest expense, (B) income taxes, (C) depreciation and amortization expenses, (D) rent and deferred rent expense for leases of real property, (E) management fees, (F) all extraordinary expenses, including non-cash, or non-recurring losses and expenses (including any fees, expenses, penalties or settlement costs related to the OIG Investigation (as defined in the Purchase Agreement)), (G) non-cash compensation expenses arising from the issuance of stock, options to purchase stock, and stock appreciation rights and settlement costs and legal expenses related to the grant and exercise of stock options, (H) nonrecurring or special bonuses to Tenant employees as well as non-recurring special corporate level bonuses, including expenses and employer taxes related to the payment of such bonuses, (I) fees and expenses paid in connection with the transactions contemplated in the Purchase Agreement, this Lease or any related transaction, including the due diligence, execution and delivery by Guarantor and/or Sellers (as defined in the Purchase Agreement), including fees and expenses related to the repayment of all amounts and the termination of the LG Parent Credit Agreement, and (J) any reasonable fees, costs or expenses paid to third parties in connection with an acquisition or new business regardless of whether such transaction is consummated.

(h) “Facilities” shall mean, collectively, the Heritage Court Facility, the Heritage Park Facility, the Friendship Manor Facility, the Arbor Hills Facility, the Castle Manor Facility, and any other facilities as may be added to this Lease from time to time.

(i) “Facility Property” shall mean any one Facility and the Land on which such Facility is located.

(j) “Guarantor EBITDAR” shall have the meaning ascribed to the term “EBITDAR” in the Lease Guaranty.

(k) “Impositions” shall have the meaning ascribed to such term in Section 4.3 of this Lease.

(l) “Land” shall mean, collectively, the Heritage Land, the Friendship Manor Land, the Arbor Hills Land, the Castle Manor Land, and any other land as may be added to this Lease from time to time.

(m) “Landlord Party” and “Landlord Parties” shall have the meaning ascribed to such terms in Section 23.1 of this Lease.

(n) “Lease Year” shall mean a twelve (12) month period commencing on the date of the Closing, and on each anniversary of the Closing thereafter, except that if the Closing is other than the first day of a calendar month, then the first Lease Year shall be the period from the Closing through the date twelve (12) months after the last day of the calendar month in which the Closing occurs, and each subsequent Lease Year shall be the period of twelve (12) months following the last day of the prior Lease Year.

(o) “Leased Property” shall mean, collectively, the Demised Premises and the Personal Property, and, where the context so requires, shall mean, individually, any one Facility Property and the Personal Property applicable thereto.

(p) “LG Facility Rent” shall have the meaning ascribed to such term in the Lease Guaranty.

(q) “LG Parent Credit Facility” shall have the meaning ascribed to such term in the Lease Guaranty.

(r) “Mortgage/Underlying Lease” shall have the meaning ascribed to such term in Section 24.1 of this Lease.

(s) “Mortgagee/Underlying Lessor” shall have the meaning ascribed to such term in Section 24.1 of this Lease.

(t) “Personal Property” shall have the meaning ascribed to such term in the recitals of this Lease.

(u) “Proper Successor” shall have the meaning ascribed to such term in Section 31.5 of this Lease.

(v) “Purchase Agreement” shall have the meaning ascribed to such term in the Recitals hereto.

(w) “Purchase Price” shall have the meaning ascribed to such term in Section 4.1 of this Lease.

(x) “Tenant’s Knowledge” shall have the meaning ascribed to the term “Sellers’ Knowledge” under the Purchase Agreement.

(y) “Term” shall have the meaning ascribed to such term in Article 3 of this Lease.

(z) All other terms shall be as defined in the other sections of this Lease.

ARTICLE 2 DEMISED PREMISES AND PERSONAL PROPERTY

2.1 Landlord, for and in consideration of the Base Rent to be paid and the other covenants and agreements hereinafter to be kept and performed by Tenant and its successors and assigns, does hereby lease unto Tenant the Leased Property for the Term, for use and operation therein and thereon of Medicaid and Medicare certified skilled nursing facilities and an RCFE, as set forth in the recitals to this Lease, in compliance in all material respects with all the rules and regulations and minimum standards applicable thereto, as prescribed by the State of California and such other governmental authorities having jurisdiction thereof, each Facility having no less than the number of licensed Medicare and Medicaid certified beds, or licensed RCFE beds, as the case may be, required under this Lease, and for any other purpose authorized by Landlord in writing and for no other purpose. Notwithstanding anything to the contrary contained in this Lease, for purposes of this Lease, any bed that is voluntarily taken out of service or de-certified by Tenant in accordance with applicable law and for customary and prudent business purposes shall still be counted for purposes of the foregoing (and any similar) covenant contained herein provided that Tenant obtains Landlord’s written consent (not to be unreasonably withheld, conditioned or delayed) before voluntarily de-certifying any bed for reasons other than compliance with the requirements of applicable regulatory authorities or compliance with Tenant’s other obligations under this Lease.

2.2 This Lease constitutes one indivisible lease of the Leased Property. The Leased Property constitutes one economic unit and the Base Rent and all other provisions have been negotiated and agreed to based on a lease of all of the Leased Property as a single, composite, inseparable transaction. This Lease would not have been made on these terms if it was not a single indivisible lease. Except as expressly provided herein for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease shall apply equally and uniformly to all the Leased Property as one unit and any Event of Default under this Lease is an Event of Default as to the entire Leased Property. The parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create a single indivisible lease of all the Leased Property, and in particular but without limitation, that for purposes of any assumption, rejection or assignment of this Lease under the Bankruptcy Code, this is one indivisible and nonseverable lease and executory contract dealing with one legal and economic unit that must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Property covered hereby. The parties agree that the existence of more than one Landlord under this Lease does not affect the indivisible, nonseverable nature of this Lease. The parties may amend this Lease from time to time to include one or more additional Facilities as part of the Leased Property and such future addition to the Leased Property shall not in any way change the indivisible and nonseverable nature of this Lease and all of the foregoing provisions shall continue to apply in full force.

ARTICLE 3 TERM OF LEASE

3.1 Except as expressly provided below, the initial term of this Lease (the “Initial Term”) shall commence on April 1, 2015 (the “Commencement Date”), and shall expire on March 31, 2030, unless terminated earlier as provided for herein or extended pursuant hereto.

3.2 Tenant hereby agrees that this Lease, the obligations of Landlord and the rights and obligations of Tenant to lease the Leased Property pursuant to this Lease are subject to and conditioned upon the purchase of the Leased Property by Landlord.

3.3 Tenant shall have and is hereby granted the right and option to extend the Initial Term of this Lease for an extended term of five (5) Lease Years (the “First Extended Term”) upon and subject to all the terms, provisions and conditions hereof, except that Base Rent payable with respect to each Lease Year of the First Extended Term shall be the amount set forth in Section 4.1. The first Lease Year of the First Extended Term shall commence upon the day next following the expiration of the Initial Term.

3.4 In the event that Tenant shall have exercised the option contained in Section 3.3 above, Tenant shall have and is hereby granted the right and option to extend this Lease for an additional extended term of five (5) Lease Years (the “Second Extended Term”) upon and subject to all the terms, provisions and conditions hereof, except that Base Rent payable with respect to each Lease Year of the Second Extended Term shall be the amount set forth in Section 4.1 hereof. The first Lease Year of the Second Extended Term shall commence upon the day next following the expiration of the First Extended Term.

3.5 The options granted pursuant to Section 3.3 and Section 3.4 above may be exercised only if there is no uncured Event of Default existing under this Lease at the time of exercise and at the time of the expiration of the Initial Term or the First Extended Term, as applicable. Said options shall be exercised by Tenant giving to Landlord written notice of Tenant’s election so to do not less than nine (9) full calendar months prior to the expiration of the Initial Term or the First Extended Term, as applicable.

3.6 The Initial Term, as it may be extended by the First Extended Term and the Second Extended Term, is hereinafter collectively referred to as the “Term”.

ARTICLE 4 BASE RENT

4.1 Tenant shall pay to Landlord rental (“Base Rent”) for the Demised Premises and the Personal Property, over and above all other and additional payments to be made by Tenant as provided in this Lease, in an amount per annum equal to (i) the aggregate Purchase Price paid by Landlord for the Leased Property pursuant to the Purchase Agreement, multiplied by (ii) eight and 75/100 percent (8.75%). At the Closing, the initial Base Rent shall be set forth on a schedule to be attached as Exhibit C to this Lease. On the first (1st) day of the fifth (5th) Lease Year, the Base Rent shall increase over the Base Rent as in effect as of the last day of the immediately preceding Lease Year by a percentage equal to the lesser of (i) the percentage increase (rounded to two (2) decimal places) if any, in (A) the Consumer Price Index published for the month immediately preceding the commencement of the fifth (5th) Lease Year over (B) the Consumer Price Index published for the month immediately preceding the Commencement Date, or (ii) two percent (2.0%). On the first (1st) day of the sixth (6th) Lease Year, and on each of the four (4) anniversaries thereafter, to and including the first day of the ninth (9th) Lease Year, the Base Rent shall increase over the Base Rent as in effect as of the last day of the immediately preceding Lease Year by a percentage equal to the lesser of (i) the percentage increase (rounded to two (2) decimal places) if any, in (A) the Consumer Price Index published for the month immediately preceding the commencement of such Lease Year over (B) the Consumer Price Index published for the month immediately preceding the commencement of the immediately preceding Lease Year, or (ii) two percent (2.0%). On the first (1st) day of the tenth (10th) Lease Year, and on the first (1st) day of every Lease Year thereafter, through the Initial Term, the First Extended Term and through the last Lease Year of the Second Extended Term, as applicable, the Base Rent shall increase by two and one-half percent (2.5%) over the Base Rent in effect for the immediately preceding Lease Year.

4.2 Base Rent shall be paid by Tenant to Landlord in equal monthly installments on the first day of each calendar month in advance. In the event the date of the Closing shall be other than the first day of the month, Tenant shall pay to Landlord, on such date, a pro rata portion of the Base Rent for the month in which the Closing occurs. Unless otherwise notified in writing, all payments of Base Rent shall be sent by wire transfer of immediately available funds directly to such account as Landlord shall designate in writing from time to time.

4.3 This Lease is and shall be deemed and construed to be a “pure net” or “triple-net” lease and the Base Rent specified herein shall be net to Landlord in each year during the Term of this Lease. Landlord shall have no cost, obligation, responsibility or liability whatsoever for repairing, operating, maintaining or owning the Demised Premises during the Term of this Lease. Tenant does hereby indemnify Landlord against any and all such costs, expenses and obligations. Accordingly, Tenant shall pay Base Rent to Landlord during the Term free of any deduction, diminution or payment obligation on the part of Landlord for real property taxes and assessments, sales and use taxes, and all other taxes, assessments, utility charges, operating expenses, refurnishings, insurance premiums and any other charge or expense, levy, fine, fee or cost in connection with the Demised Premises and the ownership, operation and maintenance, repair and replacement thereof, including but not limited to all expenses and charges, whether for upkeep, maintenance, operation, repair, refurnishing, refurbishing, restoration, replacement, insurance premiums, taxes, utilities, occupational licenses and other permits and other operating or other charges of a like nature or otherwise, whether known or unknown, ordinary or extraordinary, foreseen or unforeseen, anticipated or unanticipated, and in effect now or enacted hereafter (the foregoing collectively, “Impositions”).

4.4 Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts (a “REIT”) pursuant to Sections 856 et seq. of the Internal Revenue Code of 1986, as amended, and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that Landlord or any such beneficial owner is a REIT and this Lease or any document contemplated hereby could, in the reasonable opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the written request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification, provided that, in each case, Tenant’s access to, and use and enjoyment of the Demised Premises are not materially and adversely affected, Tenant’s obligations under this Lease are not materially increased, and Tenant’s rights under this Lease are not materially decreased by such amendment or modification. Any such amendment or modification shall be structured so that the economic results to Landlord and Tenant shall be no less favorable to Tenant than those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights pursuant to this provision, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment.

ARTICLE 5 LATE CHARGES

5.1 Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. Accordingly, if any installment of Base Rent shall not be received by Landlord within five (5) business days after such amount shall be due, upon demand by Landlord, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default or breach with respect to any unpaid overdue amounts, nor prevent Landlord from exercising any of the other rights and remedies granted under this Lease, at law or in equity.

ARTICLE 6 PAYMENT OF TAXES AND ASSESSMENTS

6.1 Tenant will pay or cause to be paid, as provided herein prior to delinquency, before any fine, penalty, interest or cost may be added thereto for the non-payment thereof (or sooner if elsewhere herein required), all taxes (including but not limited to real estate taxes, ad valorem taxes, school taxes, assessments and personal property, intangible and use taxes, if any), assessments, licenses and permit fees, bed taxes, charges for public utilities, and all governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever that during the Term may be assessed, levied, confirmed, imposed upon or become due and payable out of or in respect of, or become a lien on the Demised Premises and/or Personal Property or any part thereof (hereinafter collectively referred to as “Taxes and Assessments”). If any such tax or imposition may, at the option of the tax payor, lawfully be paid in installments (whether or not interest may accrue on the unpaid balance), Tenant may pay such tax or imposition in installments.

6.2 Any Taxes and Assessments relating to a fiscal period of any authority, a part of that is included within the Term and a part of which is included in a period of time after the Term, shall be adjusted pro rata between Landlord and Tenant and each party shall be responsible for its pro rata share of any such Taxes and Assessments.

6.3 Nothing herein contained shall require Tenant to pay income taxes assessed against Landlord, or net income, gross receipts, capital levy, franchise, estate, succession or inheritance taxes of Landlord.

6.4 Notwithstanding Section 6.3 above, if any income, profits or revenue tax shall be levied, assessed or imposed upon the income, profits or revenue arising from Base Rent payable hereunder, partially or totally in lieu of or as a substitute for real estate or personal property taxes imposed upon the Demised Premises or Personal Property, or otherwise, then Tenant shall be responsible for the payment of such tax.

6.5 Real Property Tax Protection

(a) Notwithstanding anything to the contrary contained in this Lease, in the event that, at any time during any five (5) year period of the Term commencing on the date of the Closing (each five (5) year period being referred to herein as a “Protected Period”), any “change in ownership” of all or any portion of the Demised Premises is consummated (each such first change of ownership during a Protected Period being referred to herein as a “First Transfer”), followed by one (1) or more additional changes in ownership of all or any portion of the Demised Premises, during the same Protected Period (each subsequent change in ownership during a Protected Period being a “Subsequent Transfer”), and as a result of any such Subsequent Transfer during such Protected Period the Demised Premises is reassessed for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13 (a “Subsequent Transfer Reassessment”) resulting in an increase to Taxes and Assessments (a “Subsequent Transfer Tax Increase”), then the terms of this Section 6.5 shall apply to each such Subsequent Transfer Reassessment and any Subsequent Transfer Tax Increase resulting therefrom within any Protected Period.

(b) For purposes of this Section 6.5, the term “Subsequent Transfer Tax Increase” shall mean only that portion of Taxes and Assessments, as calculated immediately following a Subsequent Transfer Reassessment which is attributable solely to such Subsequent Transfer Reassessment. Accordingly, the term Subsequent Transfer Tax Increase shall not include any portion of Taxes and Assessments for the Demised Premises, as calculated immediately following a Subsequent Transfer Reassessment, which is attributable (i) to the initial assessment of the value of the Demised Premises, or the tenant improvements in the Demised Premises, (ii) to assessments which were pending immediately prior to the Subsequent Transfer Reassessment which assessments were conducted during, and included in, such Subsequent Transfer Reassessment, or which assessments were otherwise rendered unnecessary following such Subsequent Transfer Reassessment, or (iii) to the First Transfer in such Protected Period.

(c) During any given Protected Period, Tenant shall not be obligated to pay any Subsequent Transfer Tax Increase during the duration of that Protected Period in which the Subsequent Transfer Tax Increase is assessed; provided, however, Tenant will be responsible for the payment of any such Subsequent Transfer Tax Increases during any Protected Period during the remainder of the Term following the expiration of such Protected Period. By way of example only, if a First Transfer occurs prior to the fifth (5th) anniversary of the date of the Closing (i.e., the first Protected Period), and one or more Subsequent Transfers occur during such Protected Period, then Tenant shall not pay any Subsequent Transfer Tax Increases arising from such Subsequent Transfers in such Protected Period until the expiration of such Protected Period, at and after which time, the total Taxes and Assessments payable by Tenant shall not be reduced by any Subsequent Transfer Tax Increases from such prior Protected Period.

(d) The aggregate amount of any Subsequent Transfer Tax Increases which Tenant is not obligated to pay or will not be obligated to pay during any Protected Period pursuant to the terms of this Section 6.5, shall be sometimes referred to hereinafter as a “Proposition 13 Protection Amount.” If after a First Transfer in any Protected Period, the occurrence of a Subsequent Transfer Reassessment during such Protected Period is reasonably foreseeable by Landlord, and the Proposition 13 Protection Amount attributable to such Subsequent Transfer Reassessment can be reasonably quantified or estimated for each remaining Lease Year within the same Protected Period, then, upon written notice to Tenant, Landlord shall have the right to purchase the then remaining portion of such Proposition 13 Protection Amount for such Protected Period, by paying to Tenant an amount equal to the “Proposition 13 Purchase Price,” as that term is defined below. As used herein, “Proposition 13 Purchase Price” shall mean the present value of the portion of the Proposition 13 Protection Amount which is otherwise payable over the remaining portion of the Protected Period using discount rate of the then current Bank of America prime lending rate. Upon Landlord’s payment of any Proposition 13 Purchase Price, the provisions of Section 6.5(c) above shall no longer apply to any Subsequent Transfer Tax Increase amounts which have been purchased by Landlord as part of the Proposition 13 Purchase Price and the total Taxes and Assessments payable by Tenant for the remainder of such Protected Period shall not be reduced by any Subsequent Transfer Tax Increases from such prior Protected Period. Since Landlord may be estimating the Proposition 13 Purchase Price amount if any Subsequent Transfer Tax Increase has not yet been assessed, then when such Subsequent Transfer Tax Increase is assessed, if Landlord has underestimated the Proposition 13 Purchase Price amount, then upon written notice by Landlord to Tenant, Tenant’s monthly installment of Base Rent next due shall be credited with the amount of such Proposition 13 Purchase Price amount shortfall, and if Landlord overestimated the Proposition 13 Purchase Price amount, then upon written notice by Landlord to Tenant, Tenant’s monthly installment of Base Rent next due shall be increased by the amount of such Proposition 13 Purchase Price amount overpayment.

(e) As used in this Section 6.5, a “change of ownership” shall mean any sale, transfer or refinancing as to the Demised Premises or any portion thereof which, under applicable California law, entitles the tax assessor to reassess the Demised Premises or such portion thereof.

6.6 If expressly required by any Mortgage/Underlying Lease or at Landlord’s option following the occurrence of an Event of Default (to be exercised by thirty (30) days’ written notice to Tenant), Tenant shall make monthly deposits to Landlord for Taxes and Assessments, in an amount equal to one-twelfth (1/12) of the annual Taxes and Assessments payable under this Lease. Said deposits shall be due and payable on the first (1st) day of each month, shall not bear interest and shall be used by Landlord and/or Mortgagee/Underlying Lessor, as applicable, to pay the applicable Taxes and Assessments prior to delinquency. If the total of the monthly payments as made under this Section 6.6 shall be insufficient to pay the applicable Taxes and Assessments when due, then Tenant shall on demand pay Landlord the amount necessary to make up the deficiency. If Landlord transfers this Lease, it shall transfer all amounts then held by it under this Section 6.6 to the transferee (either directly or by way of a closing credit in favor of such transferee, at Landlord’s election). As of the expiration or earlier termination of this Lease, any sums held by Landlord under this Section 6.6 shall be returned to Tenant, provided that any and all Taxes and Assessments payable by Tenant hereunder have been paid in full.

ARTICLE 7 OCCUPANCY

7.1 During the Term, the Facilities demised hereunder shall be used and occupied by Tenant for and as Medicaid and Medicare certified skilled nursing facilities and an RCFE, as set forth in the recitals to this Lease, in compliance in all material respects with all the rules and regulations and minimum standards applicable thereto, as prescribed by the State of California and such other governmental authorities having jurisdiction thereof, each Facility having no less than the number of licensed Medicare and Medicaid certified beds, or licensed RCFE beds, as the case may be, required under this Lease. Tenant shall at all times maintain in good standing and in full force and effect all the licenses, certifications and provider agreements issued by the State of California and any other applicable state or federal governmental agencies, permitting the operation of the Medicaid and Medicare certified skilled nursing facilities or the RCFE, as the case may be, on the Demised Premises with each such Facility having no less than the number of licensed Medicare and Medicaid certified beds, or licensed RCFE beds, as set forth in the recitals of this Lease for each such Facility. Without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion, Tenant shall not apply for, or consent to, any reduction in the number of state licensed beds or Medicaid and Medicare certified beds at the Demised Premises. Notwithstanding anything to the contrary contained in this Lease, any bed that is voluntarily taken out of service or de-certified by Tenant in accordance with applicable law and for customary and prudent business purposes shall still be counted for purposes of this Section 7.1, provided Tenant obtains Landlord’s written consent (not to be unreasonably withheld, conditioned or delayed) before voluntarily de-certifying any bed for reasons other than compliance with the requirements of applicable regulatory authorities or compliance with Tenant’s other obligations under this Lease.

7.2 Tenant will not knowingly suffer any act to be done or any condition to exist on the Demised Premises or any portion thereof that is unlawful, known to be dangerous, or that may void or make voidable any insurance then in force on the Demised Premises or any portion thereof.

7.3 Upon expiration or termination of this Lease for any reason, Tenant will return to Landlord the Demised Premises, with the improvements located therein and all the Personal Property (subject to the provisions of Section 10.6 hereof) (i) in good order, condition and repair, reasonable wear and tear excepted, and (ii) in compliance with all applicable licensing and certification requirements of all governmental agencies having jurisdiction over the Demised Premises as Medicaid and Medicare certified skilled nursing facilities, or as an RCFE, as applicable with each Facility having no less than the number of licensed Medicare and Medicaid certified beds or licensed RCFE beds as set forth in the first recital of this Lease for such Facility, with licenses, certifications and provider agreements in full force and good standing. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no obligation to perform any alteration, improvement, exchange, replacement or modification of the Demised Premises, the improvements located therein, or any of the Personal Property to the extent such obligation is necessitated by, or imposed in connection with, a change of ownership inspection survey for the transfer of operation of any applicable Facility to Landlord or Landlord’s designee unless Landlord is able to demonstrate that such alteration, improvement, exchange, replacement or modification was previously required hereunder or by the applicable licensing authorities to be undertaken by Tenant prior to expiration of the Lease Term and Tenant failed to do so.

ARTICLE 8 INSURANCE

8.1 Tenant shall, at its sole cost and expense, during the term of this Lease, maintain property and casualty insurance with extended coverage endorsement on the Leased Property. Such insurance shall be obtained from an insurance company reasonably acceptable to Landlord and any Mortgagee/Underlying Lessor.

8.2 Tenant shall, at Tenant’s sole cost and expense, cause to be issued and shall maintain during the entire Term of this Lease:

(a) Property insurance provided by a Causes of Loss-Special Form including windstorm coverage. Such insurance shall include an endorsement for building ordinance/demolition/increased cost of construction coverage in an aggregate amount of up to Five Million Dollars ($5,000,000.00). Such insurance shall, at all times, be maintained in an amount equal to the full replacement cost value of the Demised Premises. Such insurance shall, at all times, also be maintained in the full replacement cost of the Personal Property located at or used in connection with the Demised Premises. As used herein, the term “full replacement cost” shall mean coverage for the actual replacement cost of the Demised Premises and such amount may be determined annually by a qualified appraiser on behalf of the Landlord, at Landlord’s expense; provided, however, in the event of a dispute as to the replacement cost values for the Demised Premises, the parties shall defer to the industry-accepted Marshall and Swift replacement cost estimate. The term “full replacement cost” shall also mean coverage for the actual replacement cost of the Personal Property located at or used in connection with the Demised Premises. Upon written request by Tenant, Landlord will provide Tenant with information in its possession that is reasonably necessary to establish the value of the Leased Property or any portion thereof. Such insurance shall at all times be payable to Landlord and Tenant as their interest may appear and shall contain a loss payable clause to the holder of any mortgage/deed of trust or lessor under any leasehold estate superior to Landlord to which this Lease shall be subject and subordinate, as said mortgagee’s/beneficiary’s/senior lessor’s interest may appear. Notwithstanding anything to the contrary in this Lease, at Tenant’s option, the insurance coverage required under this Section 8.2 may be carried under any blanket or umbrella policies that Tenant has in force for the Facilities and/or other buildings and projects.

(b) Boiler & Machinery insurance for the Demised Premises, in the amount of full replacement of the Demised Premises and the Personal Property, under the terms of which Landlord and Tenant will be indemnified, as their interests may appear, against any loss or damage of the Leased Property that may result from any accident as covered under a standard Boiler & Machinery policy;

(c) Earthquake coverage for the Facilities of not less than Ten Million Dollars ($10,000,000.00) as set forth below. Flood coverage for any Facility located in whole or in part in a designated high hazard flood zone A or V. If any of the Facilities do not fall within such designated high hazard flood zones, flood coverage does not need to be procured. Tenant is allowed to carry a blanket annual aggregate loss limit of Ten Million Dollars ($10,000,000.00) for both earthquake and flood coverage on a combined blanket basis for all applicable healthcare facilities owned or leased by Tenant and other affiliates of Guarantor.

(d) Commercial General and Long Term Care Professional Liability insurance with limits of not less than One Million Dollars ($1,000,000.00) per each occurrence and a Three Million Dollars ($3,000,000.00) annual policy aggregate limit. Coverage may be maintained on either an occurrence or a claims-made policy, at Tenant’s election. If coverage is on a claims-made basis, Tenant shall be responsible for purchasing extended reporting period (tail) coverage for the longer of two (2) years or the statute of limitations. Landlord shall be named as an additional insured for the general liability coverage required hereunder, and Landlord may request in writing that other parties to be named as additional insureds, if such parties have an insurable interest in the policy. The General Liability coverage required hereunder shall insure against claims for bodily injury or property damage occurring upon, in or about the Demised Premises, including sidewalks, passageways and parking lots that are part of the Demised Premises; and

(e) Reserved.

(f) Worker’s compensation insurance or other similar insurance that may be required by governmental authorities or applicable legal requirements in an amount not less than the minimum required by law.

8.3 Insurance policies shall provide:

(a) that general liability coverage shall name Landlord, Tenant and any mortgagee/beneficiary/senior lessor (as their respective interests may appear), and as a loss payee on the property coverages;

(b) that they shall not be canceled, terminated, reduced or materially modified without at least thirty (30) days prior written notice to Landlord, or ten (10) days’ prior written notice for cancellation due to nonpayment of premiums;

(c) on the property coverages, a standard mortgagee clause in favor of any mortgagee/beneficiary/senior lessor and shall contain, if obtainable, a waiver of the insurer’s right of subrogation against funds paid under the standard mortgagee endorsement that are to be used to pay the cost of any repairing, rebuilding, restoring or replacing; and

(d) that general liability coverage is being issued on a primary, non-contributory basis, and with respect to any umbrella or “excess coverage” policy, such shall specifically provide that it is primary vis-a-vis any insurance policies carried by Landlord or any of Landlord’s affiliates.

8.4 An original Certificate of Insurance and Evidence of Property Coverage for all insurance policies required by this Article shall be delivered to Landlord at least five (5) days prior to the Commencement Date and replacement Certificates of Insurance and Evidence of Property Coverage at least five (5) days prior to the date of expiration.

8.5 Tenant shall at all times keep in effect business interruption insurance with a loss of rents endorsement naming Landlord as an insured in an amount at least sufficient to cover the monthly Base Rent payable by Tenant for the period of the next succeeding twelve (12) months following the occurrence of the business interruption.

All proceeds of any business interruption insurance shall be applied, first, to the payment of any and all Base Rent payments for such twelve (12) month period; and, thereafter, after all necessary repairing, rebuilding, restoring or replacing has been completed as required by the pertinent provisions of this Lease and the pertinent sections of any mortgage/deed of trust/senior lease, any remaining balance of such proceeds shall be paid over to Tenant.

8.6 From time to time, Landlord or any mortgagee/beneficiary/senior lessor may reasonably require Tenant to change the amount or type of insurance, or to add or substitute additional coverages, required to be maintained by Tenant hereunder; provided that such additional or replacement insurance is available to Tenant at commercially reasonable rates and is customarily required by landlords of similar assets in the general geographical area of the Facilities.

8.7 In the event the amount of any casualty insurance proceeds exceed One Hundred Fifty Thousand and No/100 Dollars ($150,000), such insurance proceeds as may be paid to Tenant and Landlord shall be deposited with Landlord to be held and disbursed to Tenant upon written request, accompanied by reasonable documentation evidencing work performed and/or services engaged, for the repairing, rebuilding, restoring or replacing of the Demised Premises or any portion thereof, or any improvements from time to time situated thereon or therein, subject to the pertinent provisions of any Mortgage/Underlying Lease and in accordance with the provisions of this Lease (the “Restoration”). Notwithstanding the foregoing, if Landlord reasonably determines that the full cost of completing the Restoration shall be in excess of the amount of such insurance proceeds, Landlord may withhold disbursement of such proceeds until Tenant shall have provided evidence, reasonably satisfactory to Landlord, of the availability to Tenant of the funds necessary to cover such excess cost. In the event that casualty insurance proceeds (in any amount) are paid by the insurer after completion of applicable repair, rebuilding, restoration or replacement in the manner required hereunder, such proceeds shall be paid directly to Tenant.

8.8 If Tenant fails to carry the insurance required under this Lease, then upon prior written notice to Tenant, Landlord shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor, in which event the cost thereof shall be repayable to Landlord within ten (10) days after demand therefor.

8.9 If expressly required by any Mortgage/Underlying Lease or at Landlord’s option following the occurrence of an Event of Default (to be exercised by thirty (30) days’ written notice to Tenant), Tenant shall make monthly deposits to Landlord for the insurance premiums payable by Tenant under this Lease, in an amount equal to one-twelfth (1/12) of the annual premiums for such insurance on the Leased Property. As applicable, the terms of Section 6.6 shall govern the amounts deposited under this Section 8.9.

ARTICLE 9 LANDLORD’S OR MORTGAGEE/UNDERLYING LESSOR’S RIGHT TO PERFORM

9.1 Should Tenant fail to pay any amounts or perform any of its covenants herein agreed to be paid or performed in all material respects, and such failure continues beyond any applicable cure periods set forth in this Lease with respect thereto, Landlord may, but shall not be required to, make such payment or perform such covenants, and all sums so expended by Landlord thereon shall immediately be payable by Tenant to Landlord, with interest thereon, at a rate (the “Default Rate”) equal to the lesser of: (a) five percent (5%) per annum or (b) the maximum rate permitted by law, from date thereof until paid, and in addition, Tenant shall reimburse Landlord for Landlord’s reasonable expenses in enforcing or performing such covenants, including reasonable attorney’s fees. Any such costs or expenses incurred or payments made by Landlord shall be payable by Tenant and collectible as such by Landlord.

9.2 Performance of, and/or payment made, to discharge said Tenant’s obligations shall be optional with Landlord and such performance and payment shall in no way constitute a waiver of, or a limitation upon, Landlord’s other rights hereunder.

9.3 Tenant hereby acknowledges and agrees that any Mortgagee/Underlying Lessor shall have the right but not the obligation to perform any covenants and pay any amounts that Tenant has failed to perform or pay as required under the terms of this Lease but only to the extent Landlord would be entitled to do so hereunder and such Mortgagee/Underlying Lessor is entitled under the terms of its Mortgage/Underlying Lease.

ARTICLE 10 REPAIRS AND MAINTENANCE; CASUALTY

10.1 Throughout the Term, Tenant, at its sole cost and expense, will keep and maintain, or cause to be kept and maintained, the Leased Property (including without limitation the sidewalks, alleyways, passageways, vacant land, parking spaces, curb cuts, and curbs adjoining the Demised Premises) in good order and condition (ordinary wear and tear excepted subject to Tenant’s obligation to repair and replace the same in accordance with the terms of this Lease) without waste, and Tenant will make or cause to be made, as and when the same shall become necessary, all structural and nonstructural, exterior and interior, replacing, repairing and restoring necessary to comply with the above requirements. All replacing, repairing and restoring required of Tenant shall be new and (in the reasonable opinion of Landlord), to the extent reasonably available, of equivalent quality to the property being repaired or replaced, and shall be in compliance with all standards and requirements of law, licenses and municipal ordinances necessary to operate the Demised Premises as Medicaid and Medicare certified skilled nursing facilities, or as a licensed RCFE, as applicable, with each Facility having no less than the number of licensed Medicare and Medicaid certified beds, or licensed RCFE beds, as the case may be, required under this Lease. Subject to Section 10.6, any items of Personal Property that are needed to operate the Facility for the primary intended use in a manner consistent with Tenant’s historical standards of patient care and that are uneconomical to repair shall be replaced by new items or newly refurbished items that, to the extent reasonably available, are of equivalent quality to the Personal Property being repaired or replaced and in good working order, and all replacement items shall become part of the Personal Property.

10.2 Beginning as of the commencement of the third (3rd) Lease Year, Tenant shall establish and maintain in effect throughout the remainder of the Term hereof a cash reserve (the “Replacement Reserve”) funded by Tenant and held by Tenant in a cash account on its books and records in an amount equal to Five Hundred and No/100 Dollars ($500.00) per licensed bed for each Facility, and which shall be available to Tenant for payment of costs and expenses associated with capital improvements, repairs and replacements of every kind and nature to be performed at the Facility. All amounts utilized by Tenants from the Replacement Reserve shall be replenished by Tenants on an annual basis.

10.3 Following the third (3rd) Lease Year, upon Landlord’s request (but no more often than once every three (3) Lease Years), Tenant shall cause to be prepared and delivered to Landlord by Partner Engineering and Science, Inc., or an alternative qualified independent engineering firm reasonably acceptable to both Landlord and Tenant, a property condition assessment report with regard to the physical condition of each of the Facilities. Such reports shall be at the sole cost and expense of Tenant, up to a maximum of Five Thousand and No/100 Dollars per Facility. Any material “immediate repair” or life/safety property deficiencies identified in any such reports shall be promptly remedied by and at the sole cost of Tenant in compliance with the provisions of this Lease.

10.4 Reserved.

10.5 In the event that any part of the improvements located on the Demised Premises or the Personal Property shall be damaged or destroyed by fire or other casualty (any such event being called a “Casualty”), Tenant shall promptly and with all due diligence, but in any event on or before one (1) year after the date of such Casualty, subject to Force Majeure Delays and Landlord Delays, replace, repair and restore the same as nearly as possible to the condition it was in immediately prior to such Casualty, in accordance with all of the terms, covenants and conditions and other applicable requirements of this Lease and any Mortgage/Underlying Lease in the event of such Casualty, whether or not the insurance proceeds or other compensation are sufficient to pay the cost of such restoration and repair. The Demised Premises and the Personal Property shall be so replaced, repaired and restored as to be of substantially the same character as prior to such Casualty. Tenant shall submit to Landlord for Landlord’s prior written approval plans and specifications for any such restoring, replacing or repairing, and Tenant shall immediately select an independent architect reasonably approved by Landlord and any Mortgagee/Underlying Lessor, who shall be in charge of such repairing, restoring and replacing. Without limitation of Landlord’s rights hereunder, there shall be the following additional conditions precedent to any disbursement of insurance proceeds: (i) at the time of each and every disbursement there shall exist no Event of Default under this Lease, and (ii) that Landlord and Mortgagee/Underlying Lessor, if applicable, shall have reasonably approved all plans and specifications for any proposed repair or restoration. Tenant covenants that it will give to Landlord prompt written notice of any material Casualty affecting the Leased Property.

10.6 Provided that there shall not exist an Event of Default under this Lease, Tenant shall have the right, at any time and from time to time, to remove and dispose of any Personal Property that may have become obsolete or unfit for use, or that is no longer useful in the operation of the business at the Demised Premises. Notwithstanding the foregoing, to the extent necessary for Tenant to conduct its business in compliance with this Lease and maintain Tenant’s historical standards of patient care, Tenant shall promptly replace Personal Property removed or disposed of pursuant to the immediately preceding sentence with other personal property (“Replacement Personal Property”), which shall be free of any security interest, lien or encumbrance, other than office equipment leasing/licensing and/or financing agreements entered into by Tenant in its ordinary course of business, and any other liens, encumbrances and grants of security interests permitted under this Lease. Said Replacement Personal Property shall be of the same character and at least equal usefulness and quality to the Personal Property so removed or disposed of and such Replacement Personal Property shall automatically become the property of and shall belong to Landlord, and Tenant shall execute such bills of sale or other documents reasonably requested in writing by Landlord to vest the ownership of such Personal Property in Landlord. Notwithstanding anything to the contrary in this Lease, there shall be no abatement or other adjustment of Base Rent as a result of such Casualty.

ARTICLE 11 ALTERATIONS AND DEMOLITION

11.1 Tenant will not remove or demolish any improvement or building that is part of the Demised Premises or any portion thereof or allow it to be removed or demolished, without the prior written consent of Landlord. Tenant further agrees that it will not make, authorize or permit to be made any changes or alterations in or to the Demised Premises without first obtaining Landlord’s written consent thereto. As used herein, the term “changes or alterations” shall not include any alteration to any Facility costing less than Three Hundred Thousand and 00/100 ($300,000.00), routine maintenance, upkeep or upgrades, such as painting, wallpapering, installation of flooring, installation or replacement of building systems and controls (including, without limitation HVAC and generator systems and controls), roof repair or replacement, non-structural upgrades, upgrades and changes required to comply with applicable law or the orders of any governmental agency having jurisdiction of the Demised Premises, and similar changes. All alterations, improvements and additions to the Demised Premises shall be of first-class quality and in good working order, in the reasonable opinion of Landlord, and shall become the property of Landlord and shall meet all building and fire codes, and all other applicable codes, rules, regulations, laws and ordinances.

ARTICLE 12 COMPLIANCE WITH LAWS AND ORDINANCES

12.1 Throughout the Term, Tenant, at its sole cost and expense, will obey, observe and promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of any federal, state and municipal governmental agency or authority having jurisdiction over all or any portion of the Leased Property and the use and operation thereof as Medicaid and Medicare certified skilled nursing facilities, that may be applicable to the Leased Property and including, but not limited to, the sidewalks, alleyways, passageways, vacant land, parking spaces, curb cuts, curbs adjoining the Demised Premises, whether or not such laws, ordinances, orders, rules, regulations or requirements shall necessitate structural changes or improvements.

12.2 Tenant shall likewise observe and comply with the requirements of all policies of public liability and fire insurance and all other policies of insurance at any time in force with respect to the Leased Property or any portion thereof.

12.3 Tenant shall promptly apply for and procure and keep in good standing and in full force and effect all necessary licenses, permits, provider agreements and certifications required by any governmental authority for the purpose of maintaining and operating Medicaid and Medicare certified skilled nursing facilities and an RCFE, as set forth in the recitals to this Lease, in full compliance with all the rules and regulations and minimum standards applicable thereto, as prescribed by the State of California and such other governmental authorities having jurisdiction thereof, each Facility having no less than the number of licensed Medicare and Medicaid certified beds, or licensed RCFE beds, as the case may be, as set forth in the recitals of this Lease for such Facility. Notwithstanding anything in this Lease to the contrary, but subject to the terms and conditions of Section 10.5 (regarding casualty) and Article 15 (regarding condemnation), Tenant shall have the right, exercisable in its reasonable discretion, to voluntarily de-certify or take out of service any licensed bed at the Facilities in accordance with applicable law and for customary and prudent business purposes, and such de-certification or removal shall in no event be deemed a Tenant default or breach under this Lease provided Tenant obtains Landlord’s written consent (not to be unreasonably withheld, conditioned or delayed) before voluntarily de-certifying any bed for reasons other than compliance with the requirements of applicable regulatory authorities or compliance with Tenant’s other obligations under this Lease.

12.4 Within ten (10) business days of receipt, Tenant will deliver or mail to Landlord, to the address and in the manner as provided herein for the giving of notices, (i) copies of all annual license renewals and annual surveys and, (ii) any other inspection reports, surveys and administrative hearings and/or court actions from any state, federal or local governmental body that identify a material noncompliance with law at any of the Facility Properties. Tenant shall notify Landlord within five (5) business days after receipt thereof of any notice from any governmental agency terminating or suspending or threatening termination or suspension, of any license, permit, provider agreement or certification relating to the Leased Property and shall provide a copy of the same to Landlord.

ARTICLE 13 DISCHARGE OF LIENS

13.1 Subject to ARTICLE 19 and except for any lien, charge or encumbrance expressly permitted hereunder, Tenant will not create or permit to be created or to remain, and Tenant will discharge, any lien, encumbrance or charge levied on account of any mechanic’s, laborer’s or materialman’s lien or any conditional sale, security agreement or chattel mortgage, or otherwise, that might be or become a lien, encumbrance or charge upon the Leased Property or any part thereof or the income therefrom, for work or materials or personal property furnished or supplied to, or claimed to have been supplied to or at the request of Tenant.

13.2 If any such lien, encumbrance or charge is created upon the Demised Premises or any part thereof and Tenant is not then contesting the same pursuant to ARTICLE 19, then in addition to any other right or remedy, Landlord may, upon ten (10) days’ notice, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by processing the discharge of such lien by deposit or by bonding proceedings. Any amount so paid by Landlord and all costs and expenses incurred by Landlord in connection therewith, together with interest thereon at the Default Rate, shall be payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand. Except as herein provided, nothing contained herein shall in any way empower Tenant to do or suffer any act that can, may or shall cloud or encumber Landlord’s or any Mortgagee/Underlying Lessor’s interest in the Demised Premises.

ARTICLE 14 INSPECTIONS OF DEMISED PREMISES BY LANDLORD

14.1 At any time during reasonable business hours, Landlord and/or its authorized representative shall have the right to enter the Demised Premises and inspect the Leased Property; provided that Tenant shall be entitled to reasonable prior notice of any such entry or inspection (which notice may be oral) except in the event of an emergency or in an Event of Default is then continuing under this Lease in which case no notice shall be necessary.

14.2 Landlord agrees that the person or persons entering the Demised Premises and inspecting the Leased Property pursuant to Section 14.1 above will cause as little inconvenience to Tenant as may reasonably be possible under the circumstances and that any such entry shall be subject, in all respects, to the rights of the residents of the Facility.

14.3 Tenant hereby acknowledges and agrees that any Mortgagee/Underlying Lessor shall have the right but not the obligation to enter the Demised Premises and inspect the Leased Property to the extent such Mortgagee/Underlying Lessor is entitled to do so under the terms of its Mortgage/Underlying Lease, subject to the other provisions of this ARTICLE 14.

ARTICLE 15 CONDEMNATION

15.1 In the event any entire Facility Property, or such portion thereof that renders the Facility not able to be operated for its primary intended use in compliance with this Lease, shall be taken, sold or transferred under the notice or threat of such taking for any public use by act of any public authority (hereinafter referred to as a “Taking”), then this Lease shall terminate with respect to such Facility Property as of the date of such Taking. Upon such termination, the Base Rent shall be reduced by an amount equal to (i) the Base Rent immediately prior to the date of notice of such Taking, multiplied by (ii) the ratio of the Normalized Cash Flow (as defined below) attributable to such Facility Property for the twelve month period immediately prior to such Taking to the aggregate amount of Normalized Cash Flow attributable to all of the Facilities for the twelve month period immediately prior to such Taking, unless there is only one Facility Property subject to this Lease in which case this Lease will terminate. The termination of this Lease as to any Facility Property due to a Taking is the result of circumstances beyond the control of Landlord and Tenant and the parties hereto affirm that, except for such specific isolated situation, this Lease is intended to be a single indivisible lease. All damages awarded for such Taking under the power of eminent domain shall be the property of Landlord, whether such damages shall be awarded as compensation for diminution in value of the leasehold or the fee of the Facility Property. Tenant shall be entitled, if provided by law, to pursue and receive a separate award from the condemning authority for loss of Tenant’s interest in the Facility Property, but only if the award to which Landlord would have otherwise been entitled had Tenant not received or participated in such award, is not diminished thereby, directly or indirectly, and, further, in no event shall Tenant be entitled to an apportionment of any condemnation award or settlement that Landlord would have been entitled to receive with respect to such Taking but for the above provision and Tenant hereby assigns to Landlord any and all right, title and interest Tenant may have in any and all such awards or settlements. As used herein, “Normalized Cash Flow” shall mean for any applicable period the net income from the operation of the Demised Premises plus to the extent deducted in determining such net income, interest expense, income tax expense, depreciation expense, amortization expense and Base Rent expense for the Demised Premises, less capital expenditures for the previous twelve (12) month period; provided, however, for purposes of determining Normalized Cash Flow, and irrespective of the actual management fees paid by Tenant, it shall be assumed that the management fees shall not exceed five percent (5%) of the gross revenues from the operation of the Demised Premises.

15.2 In the event of a partial Taking of a Facility Property that is not subject to the provisions of Section 15.1, Landlord shall have the option (i) to terminate this Lease with respect to such Facility Property as of the date of such Taking in which case the Base Rent shall be adjusted as provided in Section 15.1 of this Lease or (ii) Landlord shall hold in trust that portion, if any, of such award, settlement or compromise that shall be allocable to consequential damage to buildings and improvements not taken, and Landlord shall pay out such portion to Tenant to reimburse Tenant for the cost of restoring the Facility Property as a complete structural unit, as such restoration work progresses in accordance with the procedure for making insurance proceeds available for restoration, repair or rebuilding as set forth in Articles 9 and 11. Landlord shall be entitled to retain any excess portion of such award, settlement or compromise. Tenant shall be entitled, if provided by law, to pursue and receive a separate award from the condemning authority for loss of Tenant’s interest in the Facility Property, but only if the award to which Landlord would have otherwise been entitled had Tenant not received or participated in such award, is not diminished thereby, directly or indirectly, and, further, in no event shall Tenant be entitled to an apportionment of any condemnation award or settlement that Landlord would have been entitled to receive with respect to such Taking but for the above provision and Tenant hereby assigns to Landlord any and all right, title and interest Tenant may have in any and all such awards or settlements. In the event of a partial condemnation that does not result in any termination of this Lease with respect to a Facility Property, the monthly Base Rent payable under Section 4.1 hereof shall be proportionally adjusted based upon (A) the number of licensed and certified beds lost to the number of licensed and certified beds authorized in such Facility Property immediately prior to the Taking and/or (B) the effect on the operations conducted at the applicable Facility as a result of such Taking.

ARTICLE 16 RENT ABSOLUTE

16.1 The Leased Property is leased to Tenant in an “AS IS, WHERE IS” condition, subject to the rights of any parties in possession thereof, the state of the title thereof as of the date Landlord acquired title from its seller, any state of facts that an accurate survey or physical inspection thereof might show, and to all zoning regulations, restrictions, rules and ordinances, building restrictions and other laws and regulations now in effect or hereafter adopted by any governmental authority having jurisdiction thereover. Tenant has examined the Leased Property and has found the same satisfactory. Tenant acknowledges that the Leased Property is the property of Landlord and that Tenant has the leasehold rights as set forth in the terms and conditions of this Lease. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Lease the Demised Premises have not undergone inspection by a Certified Access Specialist. If and to the extent not prohibited by applicable laws, Tenant hereby waives any right Tenant may have to receive information concerning the energy performance of the Facilities pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the “Energy Disclosure Requirements”). Tenant further acknowledges that pursuant to the Energy Disclosure Requirements, Landlord may be required in the future to disclose certain information concerning Tenant’s energy usage (the “Tenant Energy Use Disclosures”) to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Facilities. Upon Landlord’s written request, Tenant agrees to cooperate with Landlord on a commercially reasonable basis in providing any Tenant Energy Use Disclosures required to be delivered by Landlord under applicable laws.

16.2 As a material inducement to Landlord in the making of and entry into this Lease, Tenant hereby expressly agrees as follows:

(a) It is the responsibility of Tenant to be fully acquainted with the nature, in all respects, of the Leased Property, including (but not by way of limitation); the soil and geology thereof, the waters thereof and thereunder; the drainage thereof; the manner of construction and the condition and state of repair and lack of repair of all improvements of every nature; the nature, provisions and effect of all health, fire, zoning, building, subdivision and all other use and occupancy laws, ordinances, and regulations applicable thereto; and the nature and extent of the rights of others with respect thereto, whether by way of reversion, easement, right of way, prescription, adverse possession, profit, servitude, lease, tenancy, lien, encumbrance, license, contract, reservation, condition, right of re-entry, possibility of reverter, sufferance or otherwise. Landlord makes no representation as to, and has no duty to be informed with respect to, any of the matters set forth in the preceding sentence. Tenant hereby accepts the Leased Property as suitable and adequate in all respects for the conduct of the business and the uses of the Leased Property as contemplated under the provisions of this Lease.

(b) Tenant expressly covenants and agrees that it hereby takes this Lease and the leasehold estate hereby established upon and subject to Landlord’s title as it was acquired from its seller (but subject to Landlord’s covenant of quiet enjoyment in Section 30.1 hereof), including all rights, rights of way, easements, profits, servitudes, reservations, restrictions, conditions, exceptions, reversions, possibilities of reverter, liens, encumbrances, occupancies, tenancies, licenses, clouds, claims and defects, known and unknown and whether of record or not.

(c) Tenant hereby expressly waives any and all rights that it might have against Landlord by reason of any of the foregoing, including (but not limited to) the requirements of any inspection or examination by Tenant of the Leased Property except to the extent caused by Landlord’s gross negligence or willful misconduct.

16.3 Notwithstanding anything to the contrary contained in this Lease, but subject to the terms and conditions of Article 8 (regarding insurance), Section 10.5 (regarding casualty) and Article 15 (regarding condemnation), provided that an Event of Default with respect to the applicable Facility is not then continuing, Tenant shall have the right to terminate this Lease with respect to any Facility that suffers a Termination Event. For all purposes of this Lease, a “Termination Event” shall mean an event (other than a Casualty of the type covered by the insurance required under Section 8 hereof, and other than a Taking) that (i) was not caused by the negligence, willful misconduct or violation of any applicable law on the part of Tenant or any of Tenant’s employees, agents, contractors or invitees, and (ii) to Tenant’s Knowledge, after reasonable inquiry and inspection by qualified personnel, did not occur or exist with respect to the applicable Facility at any time prior to the date hereof, by which Tenant is unconditionally prevented or precluded from procuring or maintaining all material licenses, permits, provider agreements and certifications required by any governmental authority for the operation of such Facility as a Medicaid and Medicare certified skilled nursing facility or as an RCFE, as applicable and as set forth in the recitals to this Lease. For elimination of doubt, if, as the result of a Termination Event, Tenant’s maintenance, repair or restoration obligations under this Lease with respect to a Facility have become either impossible to perform or could only be performed at a cost that is in excess of an amount equal to (A) ten percent (10%) of the Adjusted Purchase Price (as defined below) of such Facility, or (B) One Million Dollars ($1,000,000.00), whichever is greater, then Tenant’s failure to so perform such maintenance, repair or restoration obligations shall in no event constitute or be deemed an Event of Default. For the purposes hereof, “Adjusted Purchase Price” means, with respect to any Facility, the amount of the Purchase Price allocated to such Facility on Exhibit A of the Purchase Agreement, increased by a percentage equal to the percentage increase in the Consumer Price Index since the Commencement Date. Such termination right, if exercised by Tenant, shall take effect with respect to the applicable affected Facility on the date which is thirty (30) days following delivery of a written termination notice to Landlord. Upon the termination of this Lease with respect to any Facility pursuant to this Section 16.3, the parties shall execute a mutually acceptable amendment to this Lease in order to document the elimination of the applicable Facility from the Demised Premises and document the other modifications to the terms of this Lease which are reasonably necessitated by the elimination of the applicable Facility from the Demised Premises, including the permanent abatement of Base Rent in the manner provided in Section 15.1 of this Lease and of the other amounts payable hereunder allocable to such Facility.

16.4 Subject to Section 16.3 above, Tenant shall continue to pay Base Rent and to perform its obligations under this Lease even if Tenant claims that Landlord has breached any obligation under this Lease or that Tenant has been damaged by any act or omission of Landlord. Therefore, except as otherwise provided in this Lease, Tenant shall at all times remain obligated to fully and faithfully pay and perform all its obligations under this Lease, without any right of set-off, counterclaim, abatement, deduction, or any other reduction. Tenant’s sole right to recover damages against Landlord by reason of a breach or alleged breach of Landlord’s obligations under this Lease shall be to pursue, prove and subsequently be awarded by a court of competent jurisdiction a judgment for such damages in a separate action against Landlord.

ARTICLE 17 ASSIGNMENT AND SUBLETTING

17.1 Except for Permitted Transfers, Tenant shall not, without the prior written consent of Landlord, which may be withheld in the sole discretion of Landlord, assign this Lease or in any manner whatsoever sublet, assign, sell, pledge, encumber or transfer all or any part of the Leased Property or any interest in the Leased Property or enter into any management or other similar agreement pursuant to which a party shall undertake responsibility for the management and operation of the Leased Property or any portion thereof. Further, and except for Permitted Transfers, Tenant shall not cause or permit any sale, transfer, pledge, assignment or encumbrance of any ownership interest or voting rights in Tenant whether voluntarily, involuntarily, by operation of law or otherwise, and any such act or occurrence shall be deemed to be an assignment of this Lease, and shall require Landlord’s prior written consent, which may be withheld in the sole discretion of Landlord. Any violation or breach or attempted violation or breach of the provisions of this Article by Tenant, or any acts inconsistent herewith shall vest no right, title or interest herein or hereunder or in the Leased Property, in any such transferee or assignee, and any such violation, breach or attempted violation or breach shall constitute an Event of Default hereunder permitting Landlord to terminate this Lease or to exercise any of its other remedies in accordance with the provisions of Article 21 herein without any right of Tenant to cure the same. As used herein, a “Permitted Transfer” shall mean any (a) liens, pledges, encumbrances and security interests granted to Guarantor’s or Tenant’s secured lenders under the A/R Credit Facility or any LG Parent Credit Facility expressly permitted under the Lease Guaranty; (b) ordinary and customary subleases or license agreements to providers of services at any Facility (such as therapy providers, beauty salons, convenience stores or banks/ATMs); (c) resident licenses and agreements with residents and patients of each Facility; and (d) any sale, assignment, subletting, transfer, pledge or encumbrance of any direct or indirect ownership interest in any entity comprising Tenant or in Guarantor to the extent expressly permitted under

Section 9 of the Lease Guaranty, and (e) any assignment by Tenant of its entire leasehold interest under this Lease, as part of a sale of all or substantially all of the assets of Tenant, to any one (1) or more third party(ies) approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 18 EVENTS OF DEFAULT

18.1 The occurrence of any of the following acts or events, beyond any applicable cure period and subject to any applicable notice requirement, shall constitute an “Event of Default” on the part of Tenant:

(a) The failure of Tenant to pay when due any payment of Base Rent, or any part thereof, or any other sum or sums of money due or payable to Landlord under the provisions of this Lease, and such failure continues for five (5) business days after Landlord gives Tenant written notice thereof specifying the amount, nature and due date of the same; provided, that Landlord shall not be required to send notice of non-payment of monthly Base Rent for more than two (2) months within any twelve (12) month time period, and any failure to pay any subsequent installment of monthly Base Rent within five (5) days of the date when due during said twelve (12) month period shall be an Event of Default.

(b) The failure on the part of Tenant for two (2) consecutive calendar quarters to comply with the financial covenant contained in Section 30.1 of this Lease;

(c) The failure on the part of Tenant to maintain in effect any of the insurance policies required to be maintained by Tenant under this Lease;

(d) Any unauthorized assignment, subletting or transfer of Tenant’s interest under this Lease as a result of non-compliance with the provisions of Section 17.1 (Assignment and Subletting) of this Lease;

(e) The failure of Tenant to comply with, or the violation by Tenant of, any of the terms, conditions or provisions of any Mortgage/Underlying Lease which Tenant has received, after notice thereof by Landlord to Tenant if such failure or violation shall not be cured prior to the expiration of any or all applicable cure periods set forth in any such Mortgage/Underlying Lease;

(f) The failure of Tenant to give any notices pursuant to clause (i) of the first sentence of Section 12.4 of this Lease within ten (10) days after demand by Landlord;

(g) The failure of Tenant to timely give any material notices pursuant to clause (ii) of the first sentence of Section 12.4 of this Lease within ten (10) business days of the date when due;

(h) The failure of Tenant to perform or comply in any material respect with any other term or provision of this Lease not requiring the payment of money, including, without limitation, the failure to comply in any material respect with the provisions hereof pertaining to the use, operation and maintenance of the Demised Premises; provided, however, if the default described in this paragraph is curable same shall be deemed cured, if: (a) within three (3)

business days of Tenant’s receipt of a notice of default from Landlord, Tenant gives Landlord notice of its intent to cure such default; and (b) Tenant cures such default within thirty (30) days after such notice from Landlord, unless such default cannot with the exercise of diligent efforts be cured within a period of thirty (30) days because of the nature of the default or delays beyond the control of Tenant, in which case such default shall not constitute an Event of Default if Tenant uses its best efforts to cure such default by promptly commencing and diligently pursuing such cure to the completion thereof, provided, further however, no cure period for such default shall continue for more than one hundred eighty (180) days from Tenant’s receipt of a notice of default from Landlord without Landlord’s written consent, which Landlord may grant or withhold in its sole discretion following Landlord’s commercially reasonable efforts to confer with Tenant in good faith regarding the same;

(i) Subject to the provisions of ARTICLE 19, any local, state or federal agency having jurisdiction over the operation of any Facility orders the removal of ten percent (10%) or more of the patients located in any such Facility as a result of the gross negligence or willful misconduct of Tenant or Tenant’s violation of applicable law;

(j) Subject to the provisions of ARTICLE 19, the voluntary transfer by Tenant of ten percent (10%) or more of the patients located in any Facility and such transfer is not at the patients’ request or for reasons relating to the health and well being or the acuity of required care of the patients that were transferred;

(k) The making by Tenant or Guarantor of an assignment for the benefit of creditors;

(l) The levying of a writ of execution or attachment on or against the property of Tenant or Guarantor that is not discharged or stayed by action of Tenant or Guarantor contesting same, within thirty (30) days after such levy or attachment (provided if the stay is vacated or ended, this paragraph shall again apply);

(m) If proceedings are instituted in a court of competent jurisdiction for the reorganization, liquidation or involuntary dissolution of Tenant or Guarantor for its adjudication as a bankrupt or insolvent, or for the appointment of a receiver of the property of Tenant or Guarantor, and said proceedings are not dismissed and any receiver, trustee or liquidator appointed therein is not discharged within ninety (90) days after the institution of said proceedings;

(n) Subject to the provisions of ARTICLE 17, the sale of any interest of Tenant in the Demised Premises or portion thereof under a writ of execution;

(o) Subject to the provisions of ARTICLE 19, the failure on the part of Tenant during the Term to cure or abate or receive a waiver for any violation claimed by any governmental authority, or any officer acting on behalf thereof, of any law, order, ordinance, rule or regulation pertaining to the operation of any Facility, including without limitation, any proceedings to revoke any license granted to Tenant for the operation of a Medicaid and Medicare certified skilled nursing facility at any Facility Property or to decertify any Facility Property from participation in the Medicare or Medicaid reimbursement programs, prior to the expiration of any time period permitted by such authority for such cure or abatement, in each case, subject to Tenant’s right to contest the same in accordance with ARTICLE 19 herein;

(p) Except as otherwise permitted under this Lease, the abandonment of the Demised Premises, or any material portion thereof, by Tenant;

(q) The final, non-appealable termination of the right to receive Medicaid or Medicare reimbursements based upon any actual or alleged fraud, misfeasance or malfeasance;

(r) The failure to pay in due course when due any Medicaid or Medicare recoupments or any other impositions, including, but not limited to bed taxes, in connection with the provider agreements, certifications or licenses for the Demised Premises, subject to Tenant’s right to contest the same in accordance with Article 20 herein;

(s) The failure of the Guarantor to perform, or the violation by the Guarantor of any of the covenants of the Lease Guaranty beyond any notice and cure periods set forth therein or any representations or warranties by Guarantor under the Lease Guaranty shall prove to have been false in any material respect when made;

(t) The occurrence of an Event of Default under the A/R Credit Facility or the LG Parent Credit Facility as the result of a failure to pay any scheduled installment of principal or interest thereunder that remains uncured beyond any applicable notice and cure periods, or the acceleration of all indebtedness under the A/R Credit Facility or the LG Parent Credit Facility following the occurrence of any Event of Default thereunder; or

(u) The occurrence of any material default on the part of any Tenant under any material agreement of such Tenant with respect to the Demised Premises which has not been cured (directly or by entering into an alternative written agreement that is substantially similar in nature, scope and economics) within any applicable notice and cure period. For purposes of the immediately preceding sentence, a “material agreement” shall be deemed to mean any written agreement under which a material uncured Event of Default by Tenant would reasonably be expected to have a material adverse effect on Tenant’s ability to conduct its business in compliance with this Lease and maintain Tenant’s historical standards of patient care.

ARTICLE 19 RIGHT TO CONTEST

19.1 Notwithstanding anything contained herein to the contrary, Tenant shall have the right upon written notice thereof to Landlord, to contest by appropriate legal proceedings, diligently conducted in good faith, the validity or application of any lien, encumbrance, tax, imposition, law, regulation or rule mentioned herein, and to delay compliance therewith pending the prosecution of such proceedings; provided, however, that (a) no civil or criminal liability would thereby be incurred by Landlord or any successor operator of all or any portion of the Demised Premises and no lien or charge would thereby be imposed upon or satisfied out of the Leased Property or any portion thereof, (b) the effectiveness and good standing of any licenses, certificates, permits or provider agreements affecting the Demised Premises or any portion thereof or the nursing home operated at any Facility Property would continue in full force and effect during the period of such contest, and is cured not less than thirty (30) days prior to the date set forth for revocation, withdrawal or cancellation of any such licenses, certificates, permits or provider agreements, and (c) Tenant satisfies any and all applicable requirements of any Mortgage/Underlying Lease.

ARTICLE 20 LANDLORD’S REMEDIES UPON DEFAULT

20.1 In the event of any Event of Default on the part of Tenant, Landlord may, if it so elects, and provided a Proper Successor (as defined in Section 31.5) has been designated, upon ten (10) days written notice to Tenant, forthwith either (i) terminate this Lease and Tenant’s right to possession of the Leased Property; or (ii) terminate Tenant’s right to possession of the Leased Property without terminating this Lease. Upon any such termination of this Lease, or upon any such termination of Tenant’s right to possession without termination of this Lease, Tenant shall vacate the Demised Premises immediately, and shall quietly and peaceably deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Demised Premises in such event with or without process of law and to repossess the Leased Property as Landlord’s former estate. In the event of any such termination of this Lease, Landlord shall again have possession and enjoyment of the Leased Property to the extent and as if this Lease had not been made, and thereupon the lease of the Leased Property and everything herein contained on the part of Tenant to be done and performed in connection therewith shall cease and terminate, all, however, without prejudice to and without relinquishing the rights of Landlord to Base Rent (which, upon such termination of this Lease and entry of Landlord upon the Demised Premises or any portion thereof, shall, subject to applicable law, be the right to receive Base Rent due up to the time of such entry) or any other right given to Landlord hereunder or by operation of law.

20.2 In the event Landlord elects either to terminate this Lease or to terminate Tenant’s right to possession of the Leased Property upon the occurrence of an Event of Default, then all licenses, certifications, permits and authorizations issued by any governmental agency, body or authority in connection with or relating to the Facilities shall be deemed as being assigned to Landlord to the extent permissible under United States or California law. Landlord shall also have the right to continue to utilize the telephone numbers and facility names used by Tenant in connection with the operation of the Facilities but not any name, mark or brand of Guarantor or its affiliates. To the extent permissible under United States and California law, this Lease shall be deemed and construed as an assignment for purposes of vesting in Landlord all right, title and interest in and to (i) all licenses, certifications, permits and authorizations obtained in connection with the Facilities and (ii) the facility names and telephone numbers used in connection with the Facilities. Tenant hereby agrees to take such other action and execute such other documents as may be necessary in order to vest in Landlord all right, title and interest to the items specified herein.

20.3 If Tenant abandons the Demised Premises or otherwise entitles Landlord so to elect, and Landlord elects, to terminate only Tenant’s right to possession of the Leased Property without terminating this Lease, Landlord may, at its option, enter into the Demised Premises, remove Tenant’s signs and other evidence of tenancy and take and hold possession thereof as provided in the foregoing Section 20.1 of this Article, without such entry and possession terminating this Lease or releasing Tenant, in whole or in part, from Tenant’s obligation to pay the Base Rent hereunder for the full remaining Term, and in any such case, subject to applicable law, Tenant shall pay to Landlord a sum equal to the entire amount of the Base Rent reserved hereunder and required to be paid by Tenant up to the time of such termination of the right of possession plus any other sums then due hereunder. Upon and after entry into possession without termination of this Lease, Landlord may attempt to relet the Leased Property for the account of Tenant for such Base Rent, or shall operate the Facilities for such time and upon such terms as Landlord in its discretion shall determine. In any such case, Landlord may make repairs in or to the Demised Premises, and redecorate the same to the extent reasonably required in connection with the reletting of the Demised Premises, and subject to applicable law, Tenant shall, upon demand, pay the reasonable cost thereof, together with Landlord’s reasonable expenses of reletting. If the consideration payable to Landlord upon any such reletting is not sufficient to pay monthly the full amount of Base Rent reserved in this Lease, together with the reasonable costs of repairs and redecorating and Landlord’s expenses, then, subject to applicable law, Tenant shall pay to Landlord the amount of each monthly deficiency upon demand.

20.4 Subject to applicable law, Tenant’s liability to Landlord for damages for default in payment of Base Rent or otherwise hereunder shall in all events survive the termination by Landlord of this Lease or the termination by Landlord of Tenant’s right to possession only of the Leased Property as hereinabove provided. Subject to applicable law, upon any such termination of this Lease or at any time after such termination of Tenant’s right to possession, Landlord may recover from Tenant and Tenant shall pay to Landlord as liquidated and final damages, whether or not Landlord shall have collected any current monthly deficiencies under the foregoing paragraph, and in lieu of such current deficiencies after the date of demand for such final damages, the amount thereof found to be due by a court of competent jurisdiction, which amount thus found may be equal to:

(a) the remainder, if any, of Base Rent charges due from Tenant for the period up to and including the date of the termination of this Lease or Tenant’s right to possession; and

(b) the amount of any current monthly deficiencies accruing and unpaid by Tenant up to and including the date of Landlord’s demand for final damages hereunder; and

(c) the Base Rent reserved for what would have been the remainder of the Term with respect to the Demised Premises together with charges to be paid by Tenant under this Lease.

If any statute or rule governing a proceeding in which such liquidated final damages are to be proved shall validly limit the amount thereof to an amount less than the amount above agreed upon, Landlord shall be entitled to seek the maximum amount allowable under such statute or rule of law. Nothing contained in this Lease shall relieve Landlord, to any extent, of any requirement for Landlord to mitigate its damages to extent required by applicable law.

ARTICLE 21 CUMULATIVE REMEDIES OF LANDLORD

21.1 The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may be lawfully entitled in case of any breach or threatened breach by Tenant of any provision or provisions of this Lease. The failure of Landlord to insist, in any one or more cases, upon the strict performance of any of the terms, covenants, conditions, provisions or agreements of this Lease, or to exercise any option herein contained, shall not be construed as a waiver or relinquishment for the future of any such term, covenant, condition, provisions, agreement or option.

ARTICLE 22 SECURITY FOR RENT

22.1 Landlord shall have a first lien paramount to all others (except any Mortgage/Underlying Lease, any lien or security interest under the A/R Credit Facility, the LG Parent Credit Facility, any other financial accommodation expressly permitted under the Lease Guaranty, any other title exception, matter or disclosure appearing in the title insurance policies obtained by Lender in connection with its acquisition of the Demised Premises, and any other lien permitted under Section 30.2) on every right and interest of Tenant in and to this Lease, and, subject to the provisions of Article 17 and the provisions of the Lease Guaranty, on any furnishings, equipment, fixtures, accounts receivable, certificates of need, licenses, provider agreements, certifications, books, records and other property of any kind belonging to Tenant and used in connection with this Lease or located at the Demised Premises. Such lien is granted for the purpose of securing the payments of Base Rent, charges, penalties, and damages herein covenanted to be paid by Tenant, and for the purpose of securing the performance of all of Tenant’s obligations under this Lease. Such lien shall be in addition to all rights to Landlord given and provided by law. Subject to the foregoing, this Lease shall constitute a security agreement under the Uniform Commercial Code granting Landlord a security interest in any furnishings, equipment, fixtures, accounts receivable, certificates of need, licenses, provider agreements, certifications, books, records and other personal property of any kind belonging to Tenant, and Tenant shall execute such other instruments and financing statements as Landlord may request to evidence or perfect said security interest. As a condition to Landlord’s subordination of its lien and security interests hereunder to the lien or security interests of any lender under the A/R Credit Facility, the LG Parent Credit Facility or any other financial accommodation permitted under the Lease Guaranty, Tenant shall cause the applicable lender to provide to Landlord a subordination and intercreditor agreement in form and substance reasonably acceptable to Landlord.

ARTICLE 23 INDEMNIFICATION

23.1 To the extent insurance proceeds do not cover same, Tenant agrees to protect, indemnify, save harmless and defend Landlord and its members, managers, officers, agents, employees and any affiliates of the forgoing (each of the forgoing being, collectively, the “Landlord Parties” and, individually, a “Landlord Party”) from and against any and all claims, demands and causes of action of any nature whatsoever, including, without limitation, for injury to or death of persons or loss of or damage to property, occurring at the Demised Premises, or on any sidewalks adjoining the Demised Premises, or in any manner growing out of or connected with the use and occupation of the Demised Premises or the condition thereof, or the operation of Tenant’s business on the Demised Premises, or the use of any existing or future sewer system, or the use of any such adjoining sidewalks during the Term, and Tenant further agrees to pay any reasonable attorneys’ fees and expenses incident to the defense by Landlord of any such claims, demands or causes of action. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to protect, defend, save harmless or indemnify Landlord of any Landlord Parties from any liability for injury, loss, accident or damage to any person resulting from any gross negligent acts or omissions or willful misconduct on the part of Landlord or any Landlord Parties, and Landlord hereby indemnifies and agrees to protect, defend and hold Tenant and its members, managers, officers, agents, employees and any affiliates of the forgoing (collectively, the “Tenant Parties” and, individually, a “Tenant Party”) harmless from and against Indemnified Claims arising out of Landlord’s or any Landlord Party’s grossly negligent acts or omissions or willful misconduct. Such exclusion from Tenant’s indemnity and such agreement by Landlord to so indemnify and hold Tenant harmless are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease to the extent that such policies cover (or, if such policies would have been carried as required, would have covered) the result of grossly negligent acts or omissions or willful misconduct of Landlord Parties; provided, however, the provisions of this sentence shall in no way be construed to imply the availability of any double or duplicate coverage. Landlord’s and Tenant’s indemnification obligations hereunder may or may not be coverable by insurance, but the failure of either Landlord or Tenant to carry insurance covering the indemnification obligation shall not limit their indemnity obligations hereunder.

ARTICLE 24 SUBORDINATION PROVISIONS

24.1 This Lease (and Tenant’s interest in the Leased Property) shall be subject and subordinate to any and all mortgages, deeds of trust, ground leases or leases now or hereafter in force and affecting the Demised Premises (or any portion thereof) and/or Personal Property, and to all renewals, modifications, consolidations, replacements and extensions thereof (any such mortgage, deed of trust, ground lease or lease as it may be renewed, modified, consolidated, replaced and extended is hereinafter referred to as “a Mortgage/Underlying Lease” or “any such Mortgage/Underlying Lease”, and the holder or beneficiary of a Mortgage/Underlying Lease is hereinafter referred to as a “Mortgagee/Underlying Lessor”). Tenant agrees to execute and deliver upon demand such further instruments subordinating this Lease to any such Mortgage/Underlying Lease, or other liens or encumbrances as shall be desired by Landlord; provided, that Landlord shall deliver to Tenant a subordination, nondisturbance and attornment executed by any such Mortgagee/Underlying Lessor, in form reasonably satisfactory to Tenant and such Mortgagee/Underlying Lessor. Tenant agrees further that any Mortgagee/Underlying Lessor shall have the right to subordinate its Mortgage/Underlying Lease and its rights thereunder to this Lease, except that such Mortgagee/Underlying Lessor shall be entitled to expressly exclude from such subordination the Mortgagee/Underlying Lessor’s rights, if any, to insurance proceeds and eminent domain awards in the event of a loss or casualty or eminent domain taking of the Leased Property, or any portion thereof. If such Mortgagee/Underlying Lessor executes and records an instrument that purports to effect a partial or complete subordination of its Mortgage/Underlying Lease to this Lease, this Lease shall not be terminated by a foreclosure of such Mortgage/Underlying Lease, but any rights of such Mortgagee/Underlying Lessor to insurance proceeds or eminent domain awards that are expressly excluded from such subordination shall remain superior to the rights of Tenant.

24.2 During the existence of any Event of Default on the part of Tenant under this Lease that remains uncured beyond any applicable notice and cure period, all fees, payments or other obligations of Tenant to Guarantor or to any of the members of Guarantor in excess of a 3% management fee shall be subordinate to the prior payment in full of all obligations owing to Landlord under this Lease.

24.3 The provisions of this Article 24 shall not be deemed or construed to limit Tenant’s and Guarantor’s rights, and the benefits to Tenant and Guarantor, under Articles 17 and 22 and of this Lease and under the Lease Guaranty.

ARTICLE 25 TENANT’S FAITHFUL COMPLIANCE WITH

MORTGAGE/UNDERLYING LEASE

25.1 Anything in this Lease contained to the contrary notwithstanding, Tenant shall at all times and in all respects fully, timely and faithfully comply with and observe each and all of the conditions, covenants, and provisions required on the part of Landlord under any Mortgage/Underlying Lease to which this Lease is subordinate or to which it later may become subordinate, to the extent a copy of which has been provided to Tenant, including, without limitation, such conditions, covenants and provisions of such Mortgage/Underlying Lease that relate to the care, maintenance, repair, insurance, restoration, preservation and condemnation of the Demised Premises, provided that such conditions, covenants and provisions do not require compliance and observance to a standard or degree materially in excess of that required by the provisions of this Lease, and Tenant shall not do or permit to be done anything that would constitute a breach of or default under any obligation of Landlord under any Mortgage/Underlying Lease. However, nothing in this Article contained shall be construed to obligate Tenant, except as may otherwise be provided in this Lease, to pay any Base Rent due or part of the principal or interest secured by any Mortgage/Underlying Lease. Tenant further covenants and agrees as follows: (a) if requested by Landlord in writing, Tenant shall give any Mortgagee/Underlying Lessor notice of any Landlord default that occurs under this Lease, (b) Tenant shall not terminate this Lease as a result of Landlord’s default, without giving such Mortgagee/Underlying Lessor written notice of Landlord’s default under this Lease at the same time that Landlord is given notice of such default, and (c) if Landlord fails to cure such default within the applicable grace period, if any, contained in this Lease, such Mortgagee/Underlying Lessor shall have thirty (30) days after notice thereof to cure any such default.

ARTICLE 26 MORTGAGE/UNDERLYING LEASE RESERVES

26.1 Any tax, insurance, or other reasonable reserve required during the Term by any Mortgagee/Underlying Lessor shall be paid by Tenant to Landlord. At the expiration or other termination of the Term of this Lease, Landlord shall account for and return to Tenant the remaining balance of all such deposits and reserves. Tenant shall not be responsible for the payment of any such reserve in amounts in excess of the corresponding amounts required to be paid under this Lease.

ARTICLE 27 TENANT’S ATTORNMENT

27.1 Tenant covenants and agrees that, if by reason of a default upon the part of Landlord herein in the performance of any of the terms and conditions of any Mortgage/Underlying Lease, and the estate of Landlord thereunder is terminated by summary dispossession proceedings or otherwise, and provided Tenant’s tenancy is not disturbed, Tenant will attorn to the then Mortgagee/Underlying Lessor or the purchaser in such foreclosure proceedings, as the case may be, and will recognize such Mortgagee/Underlying Lessor or such purchaser as the lessor under this Lease. Tenant covenants and agrees to execute and deliver, at any time and from time to time, upon the written request of Landlord or of any Mortgagee/Underlying Lessor or the purchaser in foreclosure proceedings, any instrument that may be necessary or appropriate to evidence such attornment. Tenant further waives the provisions of any statute or rule of law now or hereafter in effect that may terminate this Lease or give or purport to give Tenant any right of election to terminate this Lease or to surrender possession of the Demised Premises in the event any such proceedings are brought against Landlord under such Mortgage/Underlying Lease or by any Mortgagee/Underlying Lessor, and agrees that this Lease shall not be affected in any way whatsoever by any such proceedings.

ARTICLE 28 REPRESENTATIONS AND WARRANTIES

28.1 Tenant represents, warrants and covenants to Landlord as follows:

(a) Each Tenant is a limited liability company duly organized and validly existing and in good standing and qualified to do business in the State of California.

(b) Each Tenant has the full right and power to enter into and perform Tenant’s obligations under this Lease, and has taken all requisite company action to authorize the execution, delivery and performance of this Lease.

28.2 Landlord represents, warrants and covenants to Tenant as follows:

(a) Each Landlord is a limited liability company duly organized and validly existing and in good standing and qualified to do business in the State of Delaware.

(b) Each Landlord has the full right and power to enter into and perform Landlord’s obligations under this Lease, and has taken all requisite company action to authorize the execution, delivery and performance of this Lease.

ARTICLE 29 STATEMENTS AND REPORTS

29.1 Within one hundred twenty (120) days after the end of each of its fiscal years, each Tenant shall furnish to Landlord a full and complete financial statement of such Tenant and the operations of the Facility operated by such Tenant for such annual fiscal period, which financial statement shall be prepared by Tenant in accordance with generally accepted accounting principles consistently applied, and certified to Landlord and any Mortgagee/Underlying Lessor by a qualified officer, manager or partner of Tenant having knowledge of the financial condition of Tenant and the methodology by which such annual financial statement was prepared, and which statement shall contain a balance sheet and detailed income and expense statement (collectively called “Financial Statements”) as of the end of the fiscal year.

29.2 Within forty-five (45) days after each calendar month during the Term, each Tenant shall furnish to Landlord a Financial Statement and a detailed census report for the Facility operated by such Tenant for the preceding calendar month.

29.3 Upon Landlord’s written request as to any Facility, but not more than one time per calendar quarter as to such Facility, an aged accounts receivable report of such Facility in sufficient detail to show amounts due in the account age classification of 30 days, 60 days, 90 days, 120 days and over 120 days, within ten (10) days of such request. Such reports shall be prepared in substantially the same form as those prepared by Tenant for any applicable accounts receivable lender or senior secured credit facility lender.

29.4 All Medicare and Medicaid cost reports and any amendments thereto filed or received with respect to any Facility and all responses, audit reports, correspondence or inquiries with respect to such cost reports, within ten (10) days after Landlord’s written request therefor.

At all times, Tenant shall keep and maintain full and correct records and books of account of the operations of Tenant at the Demised Premises and records and books of account of the entire business operations of Tenant in accordance with sound accounting practices. Upon the written request by Landlord following an Event of Default, Tenant shall make available for inspection by Landlord or its designee not more than once per Lease Year (except that such limitation shall not apply after the occurrence of an Event of Default), during reasonable business hours, said records and books of account covering the entire business operations of Tenant at the Demised Premises. In the event Landlord determines in its reasonable opinion that the Financial Statements may contain a material discrepancy, error or misrepresentation, Landlord shall have the right from time to time to cause a Certified Public Accountant to audit any Financial Statements and said records and books of account. To the extent that such audit confirms a material discrepancy (i.e. in excess of seven percent (7%), error or misrepresentation, the reasonable costs of such audit shall be at Tenant’s expense.

ARTICLE 30 ADDITIONAL COVENANTS

30.1 Tenant covenants and agrees that, as of the last day of the first (1st) calendar quarter after the fifth (5th) Lease Year, and as of the last day of each calendar quarter thereafter, the ratio of EBITDAR to Base Rent as maintained by Tenant (in the aggregate) for the twelve (12) month period then ended shall be not less than 1.20 to 1.0. For purposes of this Section 30.1, “EBITDAR” will be defined as EBITDARM reduced by a management fee equal to an assumed three percent (3%) of the net revenue of Tenant.

30.2 Each Tenant covenants and agrees that, except for (i) sales and replacements in the ordinary course of business, (ii) removal of assets not deemed reasonably necessary to conduct the business of Tenant and maintain Tenant’s historical standards of patient care, (iii) security interests related to capital or equipment leases or licenses, and (iv) security interests granted in connection with any A/R Credit Facility and/or LG Parent Credit Facility permitted pursuant to the Lease Guaranty, each Tenant shall maintain sole ownership of its assets free and clear of all liens and encumbrances.

ARTICLE 31 MISCELLANEOUS

31.1 Tenant, upon paying the Base Rent and all other charges herein provided, and for observing and keeping the covenants, agreements, terms and conditions of this Lease on its part to be performed, shall lawfully and quietly hold, occupy and enjoy the Demised Premises during the Term, and subject to its terms, without hindrance by Landlord or by any other person or persons claiming under Landlord.

31.2 It is understood and agreed that the granting of any consent by Landlord to Tenant to perform any act of Tenant requiring Landlord’s consent under the terms of this Lease, or the failure on the part of Landlord to object to any such action taken by Tenant without Landlord’s consent, shall not be deemed a waiver by Landlord of its rights to require such consent for any further similar act by Tenant, and Tenant hereby expressly covenants and warrants that as to all matters requiring Landlord’s consent under the terms of this Lease, Tenant shall secure such consent for each and every happening of the event requiring such consent, and shall not claim any waiver on the part of Landlord of the requirement to secure such consent.

31.3 Reserved.

31.4 If an action shall be brought by Landlord to recover any rental under this Lease, or for or on account of any breach of or to enforce or interpret any of the terms, covenants or conditions of this Lease, or for the recovery of possession of the Demised Premises, or otherwise, the prevailing party shall be entitled to recover from the other, as part of its costs, reasonable attorney’s fees.

31.5 Should Tenant hold possession hereunder after the expiration of the Term without the consent of Landlord, Tenant shall become a tenant on a month-to-month basis upon all the terms, covenants and conditions herein specified, excepting however that Tenant shall pay Landlord a monthly rental, for the period of such month-to-month tenancy, in an amount equal to 125% of the last Base Rent specified. Notwithstanding the foregoing or anything contained in Article 32 or elsewhere in this Lease, if Tenant is unable to surrender the Demised Premises because Landlord fails to provide a Proper Successor (as defined below) for the Facility at the end of the Lease Term to take over the operation and management of the Facility, Tenant shall have the right, but shall not be obligated to, remain in possession of the Demised Premises and continue to operate and manage the same if Tenant would be legally prohibited from abandoning the Demised Premises or in Tenant’s judgment, based on reasonable commercial standards in the nursing facility industry, abandoning the Demised Premises without a Proper Successor in place to continue the operations of the Facility would jeopardize its (or its affiliates’ or subsidiaries’) reputation as a provider of nursing facility care or could otherwise subject it (or its affiliates or subsidiaries) to liability for negligence or mistreatment of residents at the Demised Premises. In the event Tenant remains in possession of the Demised Premises pursuant to the immediately preceding sentence, Tenant shall, during such occupancy, pay to Landlord rent at a rate equal to the annual Base Rent payable by Tenant in the last year of the Lease Term, and Tenant shall surrender possession of the Demised Premises within ten (10) business days after Landlord provides a Proper Successor for the Facility. As used herein, “Proper Successor” means a qualified and duly licensed operator of the Facility, or one as to which the applicable state licensing authority has indicated its willingness to issue a License upon transfer of possession of the Facility.

31.6 Except as otherwise specifically permitted herein, all notices, or demands required to be given by either party to the other shall be in writing and shall be sent by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) United States registered/certified mail, return receipt requested, (d) nationwide courier guaranteeing overnight delivery, such as Federal Express or United Parcel Service, or (e) so long as concurrently sent by the foregoing method (a) or (b), prepaid telecopy, telegram, telex or fax, addressed to the other party hereto at the address set forth below:

If to Landlord:	c/o MedEquities Realty Trust, Inc.
3100 West End Avenue, Suite 1000
Nashville, TN 37203
Attention: William C. Harlan, President
	Telephone:	(615) 34-7826
Fax No.:
E-mail: wharlan@medequities.com

with copy (which shall not constitute notice) to:

Michael S. Blass, Esq.
Arent Fox LLP
1675 Broadway, 34th Floor
New York, NY 10019
	Telephone:	(212) 484-3902
Fax No.: (212) 484-3990
	E-mail:	michael.blass@arentfox.com

If to Tenant:	c/o Life Generations Healthcare, LLC
20371 Irvine Avenue, Suite 210
Newport Beach, CA 92660
Attention: Thomas Olds, Jr., President and CEO
	Telephone:	(7140 241-5600
Fax No.:
	E-mail:	tolds@lifegen.net

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
610 Newport Center Drive
Suite 1700
Newport Beach, CA 92660
Attention: Mark Peterson, Esq.
	Telephone:	(949) 823-6971
Fax No.: (949) 823-6994
E-mail: mpeterson@omm.com

and

Sherry Meyerhoff Hanson & Crance LLP
610 Newport Center Drive
Suite 1200
Newport Beach, California 92660

Attention: Frank Crance, Esq.
Telephone: (949) 719-1200
Fax No.: (949) 719-1212
Email: fcrance@calawyers.com

or if written notification of a change of address has been sent, to such other party and/or to such other address as may be designated in that written notification. Any such notice or demand shall be deemed to have been given either at the time of personal delivery or in the case of service by mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of telecopy, telegram or telex, upon receipt. Notwithstanding the foregoing, notice sent by telecopy shall be deemed given and effective when sent if and only if a PDF copy of any such notice is also e-mailed immediately to the intended recipients at the e-mail addresses noted above or to such other e-mail addresses as may be designated in a written notification of a change of address.

31.7 Upon demand by either party, Landlord and Tenant agree to execute and deliver a short form lease in recordable form so that the same may be recorded by either party.

31.8 Each party agrees at any time and from time to time, upon not less than ten (10) business days prior written request from the other party, to execute, acknowledge and deliver to the other party a statement in writing, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), the dates to which the Base Rent has been paid, the amount of the Base Rent, and whether , to such party’s knowledge, this Lease is then in default or whether any events have occurred that, with the giving of notice or the passage of time, or both, could constitute a default hereunder and any and all other information reasonably required by the requesting party or its Mortgagee/Underlying Lessor; it being intended that any such statement delivered pursuant to this paragraph may be relied upon by any prospective assignee, Mortgagee/Underlying Lessor or purchaser of the fee interest in the Demised Premises or of this Lease.

31.9 All of the provisions of this Lease shall be deemed and construed to be “conditions” and “covenants” as though the words specifically expressing or importing covenants and conditions were used in each separate provision hereof.

31.10 Any reference herein to the termination of this Lease shall be deemed to include any termination hereof by expiration or pursuant to the provisions hereof referring to early termination.

31.11 The headings and titles in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

31.12 This Lease contains the entire agreement between the parties and any executory agreement hereafter made shall be ineffective to change, modify or discharge it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification or discharge is sought. This Lease cannot be changed orally or terminated orally.

31.13 Except as otherwise herein expressly provided, the covenants, conditions and agreements in this lease shall bind and inure to the benefit of Landlord and Tenant and their respective successors and assigns.

31.14 All nouns and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons, firm or firms, corporation or corporations, entity or entities or any other thing or things may require.

31.15 This Lease is made pursuant to, and will be construed and enforced in accordance with, the Laws of the State of California, irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law that would give effect to the laws of another jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of the State of California and the exclusive venue of the County of Orange in the State of California for purposes of any proceeding arising out of this Lease. Each of the parties hereto hereby waives, and agrees not to assert in any such dispute, in each case to the fullest extent permitted by applicable law, any claim that (a) such party is not personally subject to the jurisdiction and venue of such courts, (b) such party and such party’s property is immune from any legal process issued by such courts or (c) any proceeding commenced in such courts is brought in an inconvenient forum.

31.16 If any term or provision of this Lease shall be held invalid or unenforceable to any extent, the remaining terms and provisions of this Lease shall not be affected thereby, and each term and provision shall be valid and enforceable to the fullest extent permitted by law.

31.17 This Lease may be executed in counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxed or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

31.18 If either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including, without limitation, failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, terrorism, bioterrorism, fire, earthquake, inclement weather including rain, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability) (“Force Majeure Delay(s)”), then performance of such act shall be excused for the period of such Force Majeure Delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

31.19 If Tenant shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of delays, acts or omissions on the part of Landlord or Landlord Parties (“Landlord Delay(s)”), then performance of such Tenant act shall be excused for the period of such Landlord Delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such Landlord Delay.

31.20 Regardless of any reference to the words “sole” or “absolute,” any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld, conditioned or delayed. Landlord and Tenant shall act reasonably and in good faith and take no action which might result in the frustration of the reasonable expectations of a sophisticated tenant or landlord concerning the benefits to be enjoyed under the Lease.

31.21 In the event that the Lease Guaranty terminates or is rendered of no further force or effect, the provisions thereof and definitions therein that are cross-referenced in this Lease shall be deemed to be incorporated herein to the extent necessary for the interpretation of the applicable Lease provision.

ARTICLE 32 TRANSFER OF OPERATIONS UPON TERMINATION OF LEASE

32.1 Landlord and Tenant shall enter into a commercially reasonable operations transfer agreement and related documentation pursuant to which Tenant shall transfer to Landlord or Landlord’s designee all licenses, permits, certifications, accreditations, provider agreements, certificates of need, certificates of exemption, approvals, waivers, variances and other governmental or “quasi-governmental” authorizations necessary or advisable for the use of the Demised Premises for their primary intended use at the expiration or earlier termination of this Lease.

ARTICLE 33 HAZARDOUS SUBSTANCES

33.1 Tenant shall not install or permit to be installed in the Leased Property, any asbestos or asbestos-containing materials, nor install, permit to be installed, generate, transport, store, treat or dispose of, at the Leased Property any asbestos or any substance containing asbestos or hazardous substance (as hereinafter defined). Except with respect to any hazardous substance or condition that existed at or with respect to the Leased Property as of the Commencement Date, Tenant shall promptly either: (a) remove or remediate any such hazardous substance or condition; or (b) otherwise comply with such federal, state or local laws, rules, regulations or orders, in all such events at Tenant’s sole expense, and provide evidence thereof that is satisfactory to Landlord. If Tenant shall fail to so remove or otherwise comply, Landlord may, after notice to Tenant and the expiration of the earlier of (i) the applicable cure period hereunder or (ii) the cure period permitted under the applicable law, rule, regulation or order, either declare this Lease to be in default or do whatever is necessary to remove or remediate said hazardous substance(s) or condition(s) from the Leased Property or otherwise comply with the applicable law, rule, regulation or order, and Landlord’s costs and expenses in respect thereof shall be due and payable upon demand. In the event that Tenant does not comply with its obligations hereunder, Tenant shall give to Landlord and its agents and employees access to the Leased Property for purposes of removing or remediating said asbestos or other hazardous substance(s) or condition(s) and conducting appropriate tests for the purpose of ascertaining compliance with the terms hereof. Tenant shall promptly provide Landlord copies of all material communications, permits or agreements with any governmental authority or agency (federal, state or local) or any private entity relating in any way to any hazardous substance or condition.

33.2 For purposes of this ARTICLE 33 “hazardous substance” means any material, chemical, compound or other substance defined or regulated as a hazardous toxic or dangerous substance, waste, pollutant or material, or otherwise giving rise to liability, under the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 52 U.S.C. Section 9601 et seq. or any other federal, state or local law, ordinance or regulation relating to the protection of public health or safety, the environment or natural resources, including without limitation any common law theory based on nuisance or strict liability (collectively, the “Environmental Laws”).

33.3 Except as reasonably necessary for or consistent with the permitted use of the Leased Property, Tenant shall not conduct or authorize the generation, transportation, storage, treatment or disposal at the Leased Property of any hazardous substance, without prior written authorization by Landlord, and Tenant’s failure to comply with the foregoing prohibition shall constitute a default under this Lease.

33.4 Except with respect to any hazardous substance or condition that existed at or with respect to the Leased Property as of the Commencement Date, if the presence, release, threat of release or placement on or in the Leased Property, or the generation, transportation, storage, treatment or disposal at the Leased Property of any hazardous substance: (i) gives rise to liability (including, but not limited to, a response action, remedial action or removal action) under any of the Environmental Laws, (ii) poses a significant threat to public health or safety, or (iii) pollutes or threatens to pollute the environment, then Tenant shall promptly take any and all remedial and removal action necessary to eliminate such liability, threat to public health or safety or pollution, as the case may be, and take all actions to mitigate to the maximum extent possible, liability arising from the hazardous substance, whether or not required by law.

33.5 Tenant shall defend (with counsel reasonably satisfactory to Landlord), indemnify the Landlord Parties and hold the Landlord Parties harmless from and against all loss, cost, damage and expense (including, without limitation, attorneys’ fees and costs incurred in the investigation, defense and settlement of claims) that any Landlord Party may incur as a result of or in connection with (a) the assertion against any Landlord Party of any claim relating to the presence or removal of any asbestos or other hazardous substance at the Leased Property that did not exist at or with respect to the Leased Property as of the Commencement Date, or (b) failure of the Leased Property or any portion of the Leased Property to comply with any and all Environmental Laws (except with respect to conditions that existed at or with respect to the Leased Property as of the Commencement Date), or (c) the breach by Tenant of any of its covenants contained in this ARTICLE 33. The foregoing indemnity shall survive the expiration or termination of this Lease.

ARTICLE 34 LIMITATION OF LANDLORD’S LIABILITY

34.1 In the event of any conveyance or other divestiture of title to the Leased Property the grantor or the person who is divested of title shall be entirely freed and relieved of all covenants and obligations thereafter accruing hereunder, and the grantee or the person who otherwise succeeds to title shall be deemed to have assumed the covenants and obligations of Landlord thereafter accruing hereunder and shall then be Landlord under this Lease. Notwithstanding anything to the contrary provided in this Lease, if Landlord or any successor in interest of Landlord shall be an individual, partnership, limited liability company, corporation, trust, tenant in common or mortgagee, there shall be absolutely no personal, corporate or entity liability on the part of such Landlord or any individual or member of Landlord or any manager, stockholder, director, officer, employee, partner or trustee of Landlord with respect to the terms, covenants or conditions of this Lease, and Tenant shall look solely to the interest of Landlord in the Leased Property for the satisfaction of each and every remedy that Tenant may have for the breach of this Lease; such exculpation from personal, corporate or entity liability to be absolute and without any exception, whatsoever. Anything to the contrary notwithstanding, under no circumstances shall any personal liability attach to or be imposed upon any partners, officers, directors, managers, members, agents or employees of Landlord.

ARTICLE 35 REPLACEMENT PROPERTIES

35.1 Tenant may request that any Leased Property be severed from the Leased Properties demised pursuant to the terms of this Lease and another property be substituted in its place; provided that, notwithstanding anything in this Lease to the contrary, any such request shall be subject to Landlord’s approval in its sole but reasonable discretion. In order to request any such substitution, Tenant shall submit a written request to Landlord, which request shall be accompanied with monthly profit and loss amounts for such Leased Property for the twenty-four (24) month period prior to the date of the request and such other financial and business information as shall be reasonably requested by Landlord. In addition, Tenant shall identify one (1) proposed property for consideration by Landlord as the potential substitution for the Leased Property sought to be severed from this Lease. Tenant shall provide Landlord with financial information regarding such proposed property, a current appraisal for such proposed property, together with such additional information as Landlord shall reasonably request in order for it to be provided with a full and complete understanding of the financial condition of the operations, physical condition and environmental condition of such proposed substitute property.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be signed in Orange County, California by persons authorized so to do on behalf of each of them respectively the day and year first above written.

LANDLORD:

MRT of La Mesa CA – SNF, LLC,
a Delaware limited liability company

By:	/s/ Jeffery C. Walraven
Print Name: Jeffery C. Walraven
Title: Executive Vice President, Chief
Financial Officer, Secretary and Treasurer

MRT of National City CA – SNF I, LLC, a Delaware limited liability company

By:	/s/ Jeffery C. Walraven
Print Name: Jeffery C. Walraven
Title: Executive Vice President, Chief
Financial Officer, Secretary and Treasurer

MRT of National City CA – SNF II , LLC, a Delaware limited liability company

By:	/s/ Jeffery C. Walraven
Print Name: Jeffery C. Walraven
Title: Executive Vice President, Chief
Financial Officer, Secretary and Treasurer

MRT of Upland CA – SNF/ALF, LLC, a Delaware limited liability company

By:	/s/ Jeffery C. Walraven
Print Name: Jeffery C. Walraven
Title: Executive Vice President, Chief
Financial Officer, Secretary and Treasurer

[SIGNATURE PAGE TO MASTER LEASE]

TENANT:

GHC OF LA MESA, LLC,
a California limited liability company

By:	Life Generations Healthcare LLC, its Manager

By:	/s/ Thomas Olds, Jr.
Name:	Thomas Olds, Jr.
Title:	President and Chief Executive Officer

By:	/s/ Lois Mastrocola
Name:	Lois Mastrocola
Title:	Chief Financial Officer

GHC OF NATIONAL CITY II, LLC, a California limited liability company

By:	Life Generations Healthcare LLC, its Manager

By:	/s/ Thomas Olds, Jr.
Name:	Thomas Olds, Jr.
Title:	President and Chief Executive Officer

By:	/s/ Lois Mastrocola
Name:	Lois Mastrocola
Title:	Chief Financial Officer

GHC OF NATIONAL CITY I, LLC, a California limited liability company

By:	Life Generations Healthcare LLC, its Manager

By:	/s/ Thomas Olds, Jr.
Name:	Thomas Olds, Jr.
Title:	President and Chief Executive Officer

By:	/s/ Lois Mastrocola
Name:	Lois Mastrocola
Title:	Chief Financial Officer

[SIGNATURE PAGE TO MASTER LEASE]

GHC OF UPLAND RCFE, LLC, a California limited liability company

By:	Life Generations Healthcare LLC, its Manager

By:	/s/ Thomas Olds, Jr.
Name:	Thomas Olds, Jr.
Title:	President and Chief Executive Officer

By:	/s/ Lois Mastrocola
Name:	Lois Mastrocola
Title:	Chief Financial Officer

GHC OF UPLAND SNF, LLC, a California limited liability company

By:	Life Generations Healthcare LLC, its Manager

By:	/s/ Thomas Olds, Jr.
Name:	Thomas Olds, Jr.
Title:	President and Chief Executive Officer

By:	/s/ Lois Mastrocola
Name:	Lois Mastrocola
Title:	Chief Financial Officer

[SIGNATURE PAGE TO MASTER LEASE]

EXHIBIT “A-1”

LEGAL DESCRIPTION OF HERITAGE LAND

All that certain real property situated in the County of San Bernardino, State of California, described as follows:

All of Parcel 1 of Parcel Map No. 2298, in the City of Upland, County of San Bernardino, State of California, as per plat recorded in Book 22, Page 72 of Parcel Maps, Records of said County, and the Northerly 11.00 feet of Parcel 2 of Parcel Map No. 2298, measured parallel to the North line of said Parcel 2 of Parcel Map No. 2298, in the City of Upland, County of San Bernardino, State of California.

Said description is made pursuant to Lot Line Adjustment No. 90-03, recorded June 19, 1991 as Instrument No. 229481 of Official Records.

APNs: 1046-363-26 & 1046-363-28

EXHIBIT “A-2”

LEGAL DESCRIPTION OF FRIENDSHIP LAND

All that certain real property situated in the County of San Diego, State of California, described as follows:

THAT PORTION OF THE EASTERLY HALF OF 80 ACRE LOT 1 IN QUARTER SECTION 129 OF RANCHO DE LA NACION, IN THE CITY OF NATIONAL CITY, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO THE MAP NO. 166, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, MAY 11, 1869, DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHEASTERLY CORNER OF SAID QUARTER SECTION 129, BEING A POINT IN THE CENTER LINE OF A STREET 80.00 FEET WIDE;

THENCE ALONG THE NORTHERLY LINE OF SAID QUARTER SECTION 129, SOUTH 71° 50’ 49” WEST, 330.00 FEET;

THENCE AT RIGHT ANGLES SOUTH 18° 09’ 11” EAST 275.00 FEET TO THE TRUE POINT OF BEGINNING;

THENCE CONTINUING SOUTH 18° 09’ 11” EAST, 355.00 FEET;

THENCE AT RIGHT ANGLES NORTH 71° 50’ 49” EAST, 320.00 FEET TO THE WESTERLY LINE OF THE EASTERLY 10.00 FEET OF SAID QUARTER SECTION 129, BEING THE SOUTHWESTERLY CORNER OF THE LAND DESCRIBED IN DEED TO B. L. B. ENTERPRISES, RECORDED JUNE 21, 1971 AS INSTRUMENT NO. 130575 OF OFFICIAL RECORDS;

THENCE ALONG SAID WESTERLY LINE OF THE EASTERLY 10.00 FEET OF QUARTER SECTION 129, AND THE WESTERLY LINE OF SAID ENTERPRISES LAND AS FOLLOWS:

NORTH 18° 09’ 11” WEST (DEED - NORTH 18° 08’ 20” WEST) TO AN INTERSECTION WITH THE SOUTHWESTERLY LINE OF EUCLID AVENUE AS DESCRIBED IN DEED TO THE CITY OF NATIONAL CITY, RECORDED MAY 19, 1965 AS INSTRUMENT NO. 89706 OF OFFICIAL RECORDS;

THENCE NORTHWESTERLY ALONG SAID SOUTHWESTERLY LINE BEING ALONG THE ARC OF A NONTANGENT 540.00 FOOT RADIUS CURVE CONCAVE EASTERLY TO THE INTERSECTION OF A LINE WHICH BEARS NORTH 71° 50’ 49” EAST, FROM THE TRUE POINT OF BEGINNING;

THENCE ALONG SAID LINE SOUTH 71° 50’ 49” WEST TO THE TRUE POINT OF BEGINNING.

APN: 557-310-18

EXHIBIT “A-3”

LEGAL DESCRIPTION OF ARBOR HILLS LAND

All that certain real property situated in the County of San Diego, State of California, described as follows:

PARCEL 1:

LOTS 13 THROUGH 16 OF ALVARLAND TRACT, IN THE CITY OF LA MESA, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP NO. 1949, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, SEPTEMBER 28, 1926:

TOGETHER WITH THAT PORTION OF THE EASTERLY HALF OF BALTIMORE DRIVE, AS VACATED, ADJOINING SAID LOTS ON THE WEST.

ALSO TOGETHER WITH THAT PORTION OF THE WESTERLY HALF OF AZTEC DRIVE (FORMERLY MARYLAND AVENUE) AS VACATED, LYING EASTERLY OF AND ADJOINING SAID LOTS.

EXCEPTING THEREFROM THAT PORTION LYING SOUTHERLY OF THE FOLLOWING DESCRIBED LINE:

BEGINNING AT A POINT ON THE WESTERLY LINE OF SAID LOT 16, DISTANT THEREON, SOUTH 08° 16’ 05” EAST (RECORD - SOUTH 08° 16’ 00” EAST), 27.15 FEET FROM THE NORTHWEST CORNER OF SAID LOT 16; SAID POINT BEING THE BEGINNING OF A CURVE TANGENT TO SAID WESTERLY LINE, CONCAVE NORTHEASTERLY, HAVING A RADIUS OF 75.00 FEET; THENCE LEAVING SAID WESTERLY LINE, SOUTHERLY AND EASTERLY ALONG SAID CURVE, THROUGH A CENTRAL ANGLE OF 79° 15’ 56”, A DISTANCE OF 103.76 FEET; THENCE TANGENT TO SAID CURVE, SOUTH 87° 32’ 01” EAST, 127.92 FEET TO THE SOUTHEAST CORNER OF SAID LOT 16.

ALSO EXCEPTING THEREFROM THAT PORTION LYING SOUTHERLY OF THE FOLLOWING DESCRIBED LINE:

COMMENCING AT THE NORTHWESTERLY CORNER OF LOT 13 OF GERTRUDE MUNRO TRACT, ACCORDING TO MAP NO. 1426, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY;

THENCE SOUTH 08° 58’ 00” EAST, 59.16 FEET ALONG THE WESTERLY LINE OF SAID LOT 13 TO AN ANGLE POINT THEREIN; THENCE SOUTH 05° 04’ 00” WEST, 38.63 FEET TO A POINT ON THE ARC OF A 420.00 FOOT RADIUS CURVE, CONCAVE SOUTHEASTERLY, FROM WHICH POINT A RADIAL LINE BEARS SOUTH 31° 30’ 23” EAST SAID POINT BEING THE TRUE POINT OF BEGINNING;

A-3

THENCE LEAVING THE WESTERLY LINE, SOUTHWESTERLY ALONG THE ARC OF SAID 420.00 FOOT RADIUS CURVE THROUGH A CENTRAL ANGLE OF 06° 56’ 57”, A DISTANCE OF 50.94 FEET TO A POINT OF REVERSE CURVATURE WITH A 280.00 FOOT RADIUS CURVE, CONCAVE NORTHWESTERLY;

THENCE SOUTHWESTERLY ALONG THE ARC OF SAID 280.00 FOOT RADIUS CURVE TO THE WESTERLY LINE OF SAID BALTIMORE DRIVE.

PARCEL 2:

AN EASEMENT AND RIGHT OF WAY FOR INGRESS AND EGRESS AND DRIVEWAY PURPOSES, OVER AND ACROSS THAT PORTION OF LOT 1 OF LA MESA TRACT NO. 77-3A, IN THE CITY OF LA MESA, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP NO. 9501, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, DECEMBER 21, 1979, DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF SAID LOT 1; THENCE ALONG THE SOUTHERLY LINE THEREOF, WESTERLY ALONG THE ARC OF A 280 FOOT RADIUS CURVE, CONCAVE NORTHERLY THROUGH A CENTRAL ANGLE OF 3° 20’ 58”, 16.37 FEET TO THE BEGINNING OF A TANGENT 410.00 FOOT RADIUS REVERSE CURVE, CONCAVE SOUTHERLY; WESTERLY ALONG THE ARC OF SAID 410 RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 2° 11’ 37”, 15.70 FEET; THENCE NORTH 8° 15’ 54” WEST, 406.18 FEET;

THENCE NORTH 81° 44’ 06” EAST, 25.00 FEET TO THE EASTERLY LINE OF SAID LOT 1;

THENCE SOUTHERLY ALONG SAID EASTERLY LINE TO THE POINT OF BEGINNING.

PARCEL 3:

LOTS 16 AND 17 OF ALVARLAND TRACT, IN THE CITY OF LA MESA, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP NO. 1949, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, SEPTEMBER 28, 1926;

TOGETHER WITH THAT PORTION OF THE EASTERLY HALF OF BALTIMORE DRIVE, AS VACATED, ADJOINING SAID LOTS ON THE WEST.

EXCEPTING THEREFROM THAT PORTION LYING NORTHERLY OF THE FOLLOWING DESCRIBED LINE:

BEGINNING AT A POINT ON THE WESTERLY LINE OF SAID LOT 16, DISTANT THEREON, SOUTH 08° 16’ 05” EAST (RECORD - SOUTH 08° 16’ 00” EAST), 27.15 FEET FROM THE NORTHWEST CORNER OF SAID LOT 16; SAID POINT BEING THE BEGINNING OF A CURVE TANGENT TO SAID WESTERLY LINE, CONCAVE NORTHEASTERLY, HAVING A RADIUS OF 75.00 FEET; THENCE LEAVING SAID WESTERLY LINE, SOUTHERLY AND EASTERLY ALONG SAID CURVE, THROUGH A CENTRAL ANGLE OF 79° 15’ 56”, A DISTANCE OF 103.76 FEET;

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THENCE TANGENT TO SAID CURVE, SOUTH 87° 32’ 01” EAST, 127.92 FEET TO THE SOUTHEAST CORNER OF SAID LOT 16.

ALSO EXCEPTING THEREFROM THAT PORTION LYING SOUTHERLY OF THE FOLLOWING DESCRIBED LINE:

COMMENCING AT THE NORTHWESTERLY CORNER OF LOT 13 OF GERTRUDE MUNRO TRACT, ACCORDING TO MAP NO. 1426, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY;

THENCE SOUTH 08° 58’ 00” EAST, 59.16 FEET ALONG THE WESTERLY LINE OF SAID LOT 13 TO AN ANGLE POINT THEREIN;

THENCE SOUTH 05° 04’ 00” WEST, 38.63 FEET TO A POINT ON THE ARC OF A 420.00 FOOT RADIUS CURVE, CONCAVE SOUTHEASTERLY, FROM WHICH POINT A RADIAL LINE BEARS SOUTH 31° 30’ 23” EAST SAID POINT BEING THE TRUE POINT OF BEGINNING;

THENCE LEAVING THE WESTERLY LINE, SOUTHWESTERLY ALONG THE ARC OF SAID 420.00 FOOT RADIUS CURVE THROUGH A CENTRAL ANGLE OF 06° 56’ 57”, A DISTANCE OF 50.94 FEET TO A POINT OF REVERSE CURVATURE WITH A 280.00 FOOT RADIUS CURVE, CONCAVE NORTHWESTERLY;

THENCE SOUTHWESTERLY ALONG THE ARC OF SAID 280.00 FOOT RADIUS CURVE TO THE WESTERLY LINE OF SAID BALTIMORE DRIVE.

APN: 464-522-14

EXHIBIT “A-4”

LEGAL DESCRIPTION OF CASTLE MANOR LAND

All that certain real property situated in the County of San Diego, State of California, described as follows:

THE SOUTH HALF OF THE NORTH HALF OF THE WEST HALF OF THE EAST HALF OF THE EAST HALF OF 80 ACRE LOT 2, IN QUARTER SECTION 130 OF RANCHO DE LA NACION, IN THE CITY OF NATIONAL CITY, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP NO. 166, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY.

EXCEPTING THE EAST 75.00 FEET AND THE NORTH 30.00 FEET AND THE WEST 30.00 FEET, ACCORDING TO MAP NO. 166.

ALSO EXCEPTING THEREFROM THAT PORTION CONVEYED TO THE CITY OF NATIONAL CITY, A MUNICIPAL CORPORATION IN DEED RECORDED JUNE 30, 1986 AS INSTRUMENT NO. 86-267517 OF OFFICIAL RECORDS.

APN: 557-072-03

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